SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ]	Preliminary Proxy Statement	[ ]	Soliciting Material Under Rule 14a-12
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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TrueBlue, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Tacoma, Washington
March 30, 2012

Dear Shareholders:

It is a pleasure to invite you to your Company’s 2012 annual meeting of shareholders, to be held at TrueBlue’s corporate headquarters, 1015 A Street, Tacoma, Washington 98402, on Wednesday, May 9, 2012, at 10:00 a.m. (Pacific Daylight Time).

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders electronically, TrueBlue has decided to deliver our proxy materials to most shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving resources and lowering costs to the Company. On or about March 30, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2012 proxy statement and 2011 annual report to shareholders. The Notice also provides instructions on how to vote online, by telephone, or by requesting and returning a proxy card, and includes instructions on how to receive a paper copy of the proxy materials by mail.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

I look forward to seeing our shareholders at the meeting. We will report on TrueBlue’s operations and respond to questions you may have.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend, it is important that your shares be represented. Please vote over the internet, by telephone, or by requesting and mailing a proxy card as soon as possible in order to ensure that your vote is counted. If you are a shareholder of record and attend the meeting you will, of course, have the right to vote your shares in person.

Very truly yours,

/s/ Joseph P. Sambataro, Jr.

Joseph P. Sambataro, Jr.
Chairman of the Board

TRUEBLUE, INC.
1015 A Street
Tacoma, Washington 98402
__________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 9, 2012

The annual meeting of the shareholders of TrueBlue, Inc., a Washington corporation (the “Company”), will be held at TrueBlue’s corporate headquarters, 1015 A Street, Tacoma, Washington 98402, on Wednesday, May 9, 2012, at 10:00 a.m. (Pacific Daylight Time) for the following purposes:

1.	to elect the directors named in the accompanying proxy statement to serve until the next annual meeting of shareholders, and until their respective successors are elected and qualified;

2.	to approve, by non-binding vote, executive compensation;

3.	to ratify the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 28, 2012; and

4.	to transact such other business as may properly come before the meeting.

Important notice regarding the availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2012: Our proxy statement is attached. Financial and other information concerning the Company is contained in our annual report to shareholders for the 2011 fiscal year. The proxy statement and our 2011 annual report to shareholders are available on our website at www.TrueBlueInc.com. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials and vote your shares at www.proxyvote.com.

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO VOTE OVER THE INTERNET, BY TELEPHONE, OR BY REQUESTING AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR, IF YOU ARE A SHAREHOLDER OF RECORD, VOTE YOUR SHARES IN PERSON IN THE EVENT THAT YOU SHOULD ATTEND THE MEETING.

Only shareholders of record at the close of business on March 16, 2012, will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof. Brokers cannot vote for Items 1 or 2 without your instructions on how to vote.

By Order of the Board of Directors

/s/ James E. Defebaugh

James E. Defebaugh
Secretary

Tacoma, Washington
March 30, 2012

2012 Proxy Statement
Table of Contents

GENERAL INFORMATION	4
PROPOSAL 1. ELECTION OF DIRECTORS	9
CORPORATE GOVERNANCE	12
Corporate Governance Guidelines	12
Related Person Transactions	12
Director Independence	12
Leadership Structure	13
Risk Assessment	14
Nominations for Directors	14
Shareholder Communications	16
Code of Business Conduct and Ethics	16
Meetings and Committees of the Board	16
Section 16(a) Beneficial Ownership Reporting Compliance	18
COMPENSATION OF DIRECTORS	19
Annual Retainers	19
Meeting Fees	19
Equity Grants	19
Non-Employee Director Compensation	19
Equity Retainer and Deferred Compensation Plan for Non-Employee Directors	20
Director Stock Ownership Guidelines	20
AUDIT COMMITTEE REPORT	21
PROPOSAL 2. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE
COMPENSATION	23
COMPENSATION COMMITTEE REPORT	24
Compensation Committee Membership and Processes	24
Compensation Committee Interlocks And Insider Participation	24
EXECUTIVE OFFICERS	25
COMPENSATION DISCUSSION AND ANALYSIS	27
Executive Summary	27
Committee Oversight	27
Objectives of Our Executive Compensation Programs	27
Elements of Executive Compensation	28
Market Comparison	28
2011 NEO Compensation Results	29
Total Compensation - Internal Equity	31
Compensation Risk Analysis	31
Stock Ownership Guidelines	31
Change in Control Agreements	32

2012 Proxy Statement
Table of Contents

Nonqualified Deferred Compensation Plan	32
Tax and Accounting Implications	32
2010 "Say-On-Pay" Advisory Vote on Executive Compensation	33
EXECUTIVE COMPENSATION TABLES	34
Summary Compensation Table	34
Grants of Plan-Based Awards	36
Outstanding Equity Awards at Fiscal Year-End	38
Vesting Schedule for Outstanding Awards at Fiscal Year-End Table	39
Option Exercises and Stocks Vested	39
Pension Benefits	39
Nonqualified Deferred Compensation	40
Potential Payments to Named Executive Officers upon Termination or Change in Control	41
Equity Compensation Plan Information	46
PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM	47
Fees Paid to Independent Registered Public Accountant for Fiscal Years 2011 and 2010	47
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
Registered Public Accounting Firm	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
OTHER BUSINESS	50
FORM 10-K REPORT AVAILABLE	50

TRUEBLUE, INC.
1015 A Street
Tacoma, Washington 98402
_____________________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 9, 2012
_____________________________

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of TrueBlue, Inc. (“TrueBlue,” “Company,” “we,” “us,” or “our”) to be voted at our 2012 Annual Meeting of Shareholders (the “Meeting”) to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, May 9, 2012, at the corporate headquarters of TrueBlue, Inc., 1015 A Street, Tacoma, Washington 98402, and at any adjournment thereof. This proxy statement contains the required information under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares.

Background

What is the purpose of the Meeting?

     At the Meeting, shareholders on the record date will vote on the items of business outlined in the Notice of Annual Meeting of Shareholders (the “Meeting Notice”). In addition, management will report on our business and respond to questions from shareholders.

When is the record date?

     The Board has established March 16, 2012, as the record date for the Meeting.

Why did I receive a Notice of Internet Availability or why did I receive this proxy statement and a proxy card?

     You received a Notice of Internet Availability or this proxy statement and a proxy card because you owned shares of TrueBlue common stock as of March 16, 2012, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

     In order to vote at the Meeting, you must be a shareholder of record of TrueBlue as of March 16, 2012. If on the close of business on the record date, your shares were registered directly in your name with our transfer agent, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Meeting, or vote by proxy.

     If on the close of business on the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being made available or being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a valid legal proxy issued in your name from your broker, bank or other agent.

How many shares of TrueBlue common stock are outstanding?

     As of the record date, there were 40,134,538 shares of TrueBlue common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

     You are being asked to vote on the following items of business:

1.	to elect the directors named in the accompanying proxy statement to serve until the next annual meeting of shareholders, and until their respective successors are elected and qualified;

2.	to approve, by non-binding vote, executive compensation;

3.	to ratify the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 28, 2012; and

4.	to transact such other business as may properly come before the Meeting.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in “street name”), you may vote:

  via the internet at www.proxyvote.com;
  by telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;
  by signing and returning the enclosed proxy card; or
  by attending the Meeting and voting in person.

       If you wish to vote by telephone, you must do so before 11:59 p.m., Eastern Time, on Tuesday, May 8, 2012. After that time, telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person. Shareholders can vote in person or via the Internet during the Meeting. Shareholders of record will be on a list held by the Inspector of Elections. “Street name” shareholders, also known as beneficial holders, must obtain a proxy from the institution that holds their shares, whether it is their brokerage firm, a bank or other shareholder of record, and present it to the Inspector of Elections with their ballot. Shareholders attending via the Internet will need to follow the instructions at www.proxyvote.com in order to vote or submit questions at the Meeting. Voting in person or via the Internet by a shareholder will revoke and replace any previous votes submitted by proxy.

       In accordance with the rules of the U.S. Securities and Exchange Commission (“SEC”), we are providing all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. You may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability.

  How are my voting instructions carried out and how does the Board recommend I vote?

       When you vote via proxy by properly executing and returning a proxy card or by voting over the internet or by telephone, you appoint the individuals named on the proxy card (your “Proxy”) as your representatives at the Meeting. The Proxy will vote your shares at the Meeting, or at any adjournment of the Meeting, as you have instructed them on the proxy card. We urge you to specify your choices by marking the appropriate boxes on a proxy card, or following the instructions carefully for voting over the internet or telephone. However, if you return a properly executed proxy card without specific voting instructions, the Proxy will vote your shares: (i) FOR Proposal 1 (for the election of the director nominees named in the proxy statement); (ii) FOR Proposal 2 (for the non-binding approval of executive compensation); (iii) FOR Proposal 3 (for the ratification of the selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm); and (iv) with respect to any other business that may properly come before the Meeting, in accordance with the Board’s recommendations. With proxy voting, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

       If any nominee for director is unable to serve or for good cause will not serve, or if an item that is not described in the Meeting Notice properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, your Proxy will vote the shares as recommended by the Board of Directors pursuant to the discretionary authority granted in the proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.

  How many votes do I have?

       You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

  How many shares must be present to hold a valid Meeting?

       For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to cast a vote are present in person or by proxy at the Meeting. Proxies received but marked as abstentions and Broker Non-Votes (discussed below) will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Your shares will be counted as present at the Meeting if you:

    vote via the Internet or by telephone;
    properly submit a proxy card (even if you do not provide voting instructions); or
    attend the Meeting and vote in person.

  How many votes are required to approve an item of business?

       As described in more detail under “Proposal 1, Election of Directors,” the Company has adopted majority voting procedures for the election of Directors in uncontested elections. As this is an uncontested election, each of the nominees for election as Directors will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “For” a director’s election exceeds the number of votes cast “Against” that director. There is no cumulative voting for the Company’s Directors. Abstentions and Broker Non-Votes are not considered “votes cast.” Likewise, a share otherwise present at the Meeting as to which a shareholder gives no authority or direction to vote is also not considered a “vote cast.”

       The proposal to approve, by non-binding vote, executive compensation will be approved under Washington law if the number of votes cast “For” the matter exceeds the number of votes cast “Against” the matter.

       The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm will be approved under Washington law if the number of votes cast “For” the matter exceeds the number of votes cast “Against” the matter.

  What if my shares are held by a brokerage firm?

       If you are a beneficial owner whose shares are held on record by a broker, you should instruct the broker how to vote your shares. The rules of the New York Stock Exchange (“NYSE”) allow brokerage firms to vote their clients’ shares on routine matters if the clients do not provide voting instructions at least 10 days prior to the shareholder meeting. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter under NYSE rules. However, the other proposals, including the election of directors, are not considered routine matters under NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients’ shares on non-routine matters, including the election of directors, in the absence of affirmative voting instructions. It should be noted that NYSE rules previously considered the election of directors to be a “routine” matter for which brokerage firms could vote in the election of directors if the record holder had not received instructions on how to vote from the beneficial owner. Accordingly, it is particularly important that the beneficial owners instruct their brokers how they wish to vote their shares.

       If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “Broker Non-Vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting but will not be counted in determining the number of shares voted for or against the non-routine matter.

  What effect will Abstentions and Broker Non-Votes have?

       Abstentions and Broker Non-Votes will have no practical effect on any of the proposals because abstentions and Broker Non-Votes do not represent votes cast “For” or “Against” the proposals.

  What if I change my mind after I vote via proxy?

       You may revoke your proxy at any time before your shares are voted by:

    submitting a later dated proxy prior to the Meeting (by mail, Internet or telephone);

    delivering a written request in person to return the executed proxy;
    voting in person at the Meeting; or
    providing written notice of revocation to the Corporate Secretary of the Company at 1015 A Street, Tacoma, Washington 98402.

  Where can I find the voting results of the Meeting?

       We will announce preliminary voting results at the Meeting. We plan to publish the final voting results in a Current Report on Form 8-K (“Form 8-K”) filed within four business days of the Meeting. If final voting results are not available within the four business day time frame, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

  How can multiple shareholders sharing the same address request the receipt of only one set of proxy materials and other investor communications?

       If you opt to continue to receive paper copies of our proxy materials, you may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as “householding,” is designed to reduce our paper use, printing, and postage costs. To make the election, please indicate on your proxy card under “Householding Election” your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 1015 A Street, Tacoma, Washington 98402. We will start sending you individual copies of proxy materials and other investor communications within 30 days of your revocation.

  Can I receive the proxy materials electronically?

       Yes. Shareholders who have not affirmatively opted to receive paper proxy materials through the mail will receive a Notice of Internet Availability and may access our proxy materials electronically via the Internet. On or about March 30, 2012, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials ("Notice") directing shareholders to the website where they can access our 2012 proxy statement and fiscal 2011 annual report and view instructions on how to vote via the Internet or by phone. If you received the Notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the Notice to request that a paper copy be mailed to you.

       We will arrange with brokerage firms and other custodians, nominees, and fiduciaries to forward proxy solicitation materials to certain beneficial owners of common stock and will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.

  Who may solicit proxies?

       Proxies may be solicited by our officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for their services.

  Who will count the votes?

       Broadridge Investor Services will count the votes and will serve as the independent inspector of the election.

  Proposals by Shareholders

  How can a shareholder submit a proposal to be voted on at the 2013 Annual Meeting?

       The Company anticipates that the 2013 Annual Meeting will be held no later than June 2013. A shareholder proposal to be presented at the Company’s 2013 Annual Meeting of Shareholders and included in the Company’s proxy statement relating to such meeting must be received by the Company at its executive offices at 1015 A Street, Tacoma, Washington 98402, not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the date of the 2012 Annual Meeting. Please send the proposal to the attention of the Company’s Secretary. A proposal for action to be presented by any shareholder at an annual meeting will be out of order and will not be acted upon unless: (i) specifically described in the Company’s proxy statement relating to such meeting; (ii) such proposal has been submitted in writing to the Secretary at the above address not earlier than the close of business on the 120th day and not later than the 90th day prior to the first anniversary of the 2012 Annual Meeting (proposals must be submitted between January 9, 2013, and February 8, 2013); and (iii) such proposal is, under law, an appropriate subject for shareholder action. All shareholder proposals related to the nomination of a director must comply with the provisions set forth below in the section Nominations by Shareholders. Shareholder proposals not related to the nomination of a director, in addition to the information about the proposing shareholder, must set forth:

(a)	A brief description of the business desired to be brought before the Meeting, the reasons for conducting such business at the Meeting and any material interest of such shareholder, in such business; and

(b)	A description of all agreements, arrangements and understandings, whether direct or indirect, between such shareholder, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

  Additional Information

  Where can I find additional information about TrueBlue?

       Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about TrueBlue. You can also find additional information about us on our web site at www.TrueBlueInc.com. The principal executive office of the Company and its mailing address is at 1015 A Street, Tacoma, Washington 98402. The telephone number for the Company is (253) 383-9101.

  PROPOSAL 1. ELECTION OF DIRECTORS

  The Nominees

       The Board of Directors has nominated the following persons for election as directors, all of whom are currently directors. The Board of Directors recommends a vote “FOR” each of the nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named. The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable. Each biographic summary is followed by a brief summary of certain experiences, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee (the “Governance Committee”) and the Board to determine that each nominee should serve as a director for the Company. The summaries do not include all of the experiences, qualifications, attributes or skills of the nominees. General information regarding the nomination process is included in the Corporate Governance Section under the “Nominations for Directors” heading.

  Steven C. Cooper, 49, has served as a Director and the Company’s Chief Executive Officer since 2006, and has served as President since 2005. From 2001 to 2005, Mr. Cooper served as the Company’s Executive Vice President and Chief Financial Officer; from August 2000 to February 2001 as the Vice President of Finance; and from April 1999 to August 2000 as the Company’s Corporate Controller. Prior to joining the Company in 1999, Mr. Cooper held various senior management positions with Deloitte & Touche LLP, providing professional services, and with Albertsons, Inc., a NYSE-listed retail company.

  Mr. Cooper has extensive experience in strategic planning, operations, finance, and accounting for the Company as well as in his prior career. Mr. Cooper is the only management member of the Board, thus his participation on the Board fulfills a critical communication and leadership role.

  Thomas E. McChesney, 65, has served as a Director of the Company since 1995. Mr. McChesney currently serves as a Director of ConnectSoft, Inc. and The Patron Company, LLC. From 2004 to 2009, Mr. McChesney was President of SR Footwear, LLC. From 1998 to 2005, he was Director of Investment Banking with Blackwell Donaldson and Company. Mr. McChesney was previously a director of Nations Express, Inc.

  Mr. McChesney contributes his long experience as a Director of the Company, including 14 years as the Chair of our Compensation Committee, together with extensive financial and entrepreneurial experience as an executive and board member in the financial services industry as well as a wide variety of other enterprises.

  Gates McKibbin, 65, has served as a Director of the Company since 2001. Since 1996, Ms. McKibbin has been self-employed as a consultant developing comprehensive strategy and leadership programs for large, nationally respected organizations. Prior to 1996, Ms. McKibbin held numerous executive and consulting positions.

  Ms. McKibbin has a Ph.D. in organizational theory and research, spends significant time visiting and consulting with management and staff at all levels throughout the Company and provides the Board with her unique and insightful observations, especially those involving human relations, strategic and organizational change and leadership development.

  Jeffrey B. Sakaguchi, 51, has served as a Director of the Company since December 2010. Mr. Sakaguchi currently serves as the Chairman of the Board of Directors of the Greater Los Angeles Chapter of the American Red Cross, where he previously served as Treasurer and the Chairman of Finance and Investment Committee. He also currently serves as Chairman of the Board of Neah Power Systems, Inc. a publicly held fuel cell manufacturing company, as well as a director of Eccentex, Inc., a privately held early stage software company. Mr. Sakaguchi has also served as a partner at the Technology Solutions Group, and as President and Chief Operating Officer of Evolution Robotics Retail, Inc. Prior to these positions, he was a senior partner with Accenture, where he led the North American Energy Strategy practice. Prior to that, he was a Senior Engagement Manager for McKinsey & Company, a global strategy consulting firm.

  Mr. Sakaguchi’s experience in a number of leadership roles will help the Company improve performance and build market share. His extensive experience helping companies build long-term relationships with customers will help TrueBlue take advantage of emerging opportunities. This experience provides a valuable resource to the Company.

  Joseph P. Sambataro, Jr., 61, has served as a Director since 2000 and as Chairman of the Board since October 2008. Mr. Sambataro served as the Company’s Chief Executive Officer from 2001 until 2006, and served as the Company’s President from 2001 until 2005. Mr. Sambataro joined the Company in 1997 and served as Chief Financial Officer, Treasurer and Assistant Secretary until 2001 and as Executive Vice President until March 2001. Prior to joining the Company, he worked with BDO Seidman, LLP, KPMG Peat Marwick and in senior management of biotechnology firms in Seattle.

  Mr. Sambataro’s long and successful tenure as CEO and CFO for the Company during its formative years combined with his effective leadership and coaching skills, financial and accounting expertise and unique ability to develop consensus are among the contributions he makes to the Board and the primary reasons why he serves as our Chairman.

  Bonnie W. Soodik, 61, has served as a Director since March 2010. Ms. Soodik’s career spanned 30 years with The Boeing Company, where she most recently served as a Senior Vice President, Office of Internal Governance and a member of the Boeing Executive Council. Ms. Soodik also served in various Vice President roles within Boeing and McDonnell Douglas Corporation where she began her career in 1977.

  Ms. Soodik has experience from a broad number of functions at Boeing, from operations to human resources and has overseen governance, compliance and regulatory affairs. Her experience with such a large organization provides a valuable resource to the Company.

  William W. Steele, 75, has served as a Director of the Company since August 2001, Chair of the Governance Committee since June 2003 and the Lead Independent Director since October 2008. Mr. Steele is currently a Director, Audit Committee member, and Chairman of the Executive Committee of ABM Industries, a large facilities services contractor traded on the New York Stock Exchange. In the course of his 43-year career with ABM Industries, Mr. Steele was appointed its President in 1991 and its Chief Executive Officer in 1994, and served in those capacities until his retirement in October of 2000.

  Mr. Steele’s long term operating, executive, strategic and continuing board experience with ABM, a multi-unit service company that shares many attributes with our Company, is invaluable to the Board in its decision making and leadership processes. As Chair of our Governance Committee and Lead Independent Director, Mr. Steele is a student and champion of good governance and best practices.

  Craig E. Tall, 66, has served as a Director of the Company since 2006. Mr. Tall was previously employed by Washington Mutual from 1985 to 2007, was a member of its Executive Committee from 1995 through 2004, and served as its Vice Chair of Corporate Development from 1999 to 2004. Mr. Tall’s management responsibilities included a variety of assignments, such as mergers and acquisitions, commercial banking, consumer finance, managing Washington Mutual’s life insurance company, strategic planning, real estate, special credits and venture capital fund. Before joining Washington Mutual, Mr. Tall was president of Compensation Programs, Inc., a national employee benefits consulting firm.

  Mr. Tall’s extensive and high level experience in the financial services industry as well as his executive and board involvement with numerous other businesses and organizations enables Mr. Tall to make very significant contributions to the Board’s decision making processes especially in strategic planning and financial matters. The depth and breadth of Mr. Tall’s experience and skills are also evident by the fact that he qualifies as an audit committee financial expert and serves as Chair of our Audit Committee.

  Majority Voting

       The Company’s directors are elected each year at the annual meeting of shareholders to serve until their successors are elected and qualified, or until they resign, are removed, or are otherwise disqualified to serve. The Company’s Board of Directors currently consists of eight directors.

       A nominee for director in an uncontested election who does not receive a majority vote but who was a director at the time of the election shall not be elected, but shall continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director pursuant to Section 23B.07.290 of the Washington Business Corporation Act; (b) the date on which the Board of Directors appoints an individual to fill the office held by such director, which appointment shall constitute the filling of a vacancy by the Board of Directors; or (c) the date of the director’s resignation. Any vacancy resulting from the non-election of a director under these circumstances may be filled by the Board of Directors as provided in Article II, Section 2.11 of the Bylaws. The Governance and Nominating Committee will consider promptly whether to fill the position of a nominee failing to receive a majority vote and make a recommendation to the Board of Directors about filling the position. The Board of Directors will act on the Governance Committee’s recommendation and within ninety (90) days after the certification of the shareholder vote will disclose publicly its decision. Except as provided in the next sentence, a director who fails to receive a majority vote for election will not participate in the Governance Committee's recommendation or Board of Directors decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors: (i) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable; and (ii) may in the interim fill one or more director positions with the same director(s) who will continue in office until their successors are elected.

  THE GOVERNANCE COMMITTEE AND THE BOARD OF DIRECTORS RECOMMENDS A
  VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

  CORPORATE GOVERNANCE

  Corporate Governance Guidelines

       The Company has adopted Corporate Governance Guidelines (the “Guidelines”), which are available at www.TrueBlueInc.com by first clicking “Investors,” then “Corporate Governance” and then “Guidelines.” The Guidelines are also available in print to any shareholder who requests them. The Guidelines were adopted by the Board to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management, and that the interests of the Board and management align with the interests of the shareholders.

       On an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which, among other things, requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

  Related Person Transactions

       The Board has adopted a Related Person Transaction Policy, which is attached as Annex A to the Guidelines, that sets forth the policies and procedures for the review and approval or ratification of “Related Person Transactions,” which are defined to include transactions, arrangements or relationships in which the Company is a participant, the amount involved exceeds $120,000, and a Related Person has or will have a direct or indirect material interest. “Related Persons” is defined to include directors, executive officers, director nominees, beneficial owners of more than 5% of the Company's common stock, and members of their immediate families. A Related Person Transaction must be reported to the Company's General Counsel and reviewed and approved by the Governance Committee. Under certain circumstances a transaction may be approved by the Chair of the Governance Committee subject to ratification by the full Governance Committee at its next meeting. In determining whether to approve or ratify a Related Person Transaction, the Governance Committee, as appropriate, shall review and consider:

    the Related Person's interest in the Related Person Transaction;
    the approximate dollar value of the amount involved in the Related Person Transaction;
    the approximate dollar value of the amount of the Related Person's interest in the Related Person Transaction without regard to the amount of any profit or loss;
    whether the Related Person Transaction was undertaken in the ordinary course of business of the Company;
    whether the Related Person Transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
    the purpose of, and the potential benefits to the Company of, the Related Person Transaction; and
    any other information regarding the Related Person Transaction or the Related Person in the context of the proposed Related Person Transaction that would be material to investors in light of the circumstances of the particular transaction.

       After reviewing all facts and circumstances the Governance Committee may approve or ratify the Related Person Transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company.

       The Governance Committee reviewed and approved the following transaction in accordance with the Related Person Transaction Policy: Mr. McChesney's adult son, who does not share his residence, owns Steeldog Safety Gear LLC ("Steeldog"), which sells work boots to the Company. In 2011, the total amount of sales by Steeldog to the Company was $163,000. Mr. McChesney is not in any way involved with the business of Steeldog and does not have any ownership or other financial interest in our relationship with Steeldog.

  Director Independence

       The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with criteria set forth in the Guidelines, which include all elements of independence set forth in the New York Stock Exchange listing standards and related Securities and Exchange Commission Rules and Regulations. At a regularly scheduled portion of each Board meeting or as part of the Governance Committee meetings, the independent Directors meet in executive session without management or any non-independent Directors present.

       Based on these standards, at its meeting held on March 13-14, 2012, the Governance Committee and the Board determined that each of the following non-employee Directors is independent and has no material relationship with the Company, except as a Director and shareholder of the Company:

    Thomas E. McChesney
    Gates McKibbin
    Jeffrey B. Sakaguchi
    Joseph P. Sambataro, Jr.
    Bonnie W. Soodik
    William W. Steele
    Craig E. Tall

       In addition, based on the New York Stock Exchange Rules, the Board affirmatively determined that Steven C. Cooper is not independent because he is the Chief Executive Officer of the Company.

  Leadership Structure

       The Company has divided its leadership among three directors:

    Steven C. Cooper serves as Chief Executive Officer
    Joseph P. Sambataro, Jr. serves as the Chairman of the Board of Directors
    William W. Steele serves as Lead Independent Director

       Although the Company's Guidelines do not preclude one person from serving as both the Chairman and the Chief Executive Officer, the Board has appointed different people to fulfill these roles for over ten years and believes that it is in the best interest of the shareholders and an efficient allocation of the time and responsibilities for Company leadership.

       Mr. Steele was appointed as the Lead Independent Director in 2008. The Lead Independent Director presides at meetings of the Board and the shareholders in the absence of the Chairman and specifically during all executive sessions of the independent directors except where he has a conflict or elects to delegate such responsibility to another independent director. In addition, the Lead Independent Director is responsible for:

    maintaining effective communication between the independent directors, the Chairman, and the Chief Executive Officer including the right to direct the distribution of information to the independent directors and the calling of special meetings of committees and, if not a member of the committee, participating on a non-voting basis in any such committee meetings;
    representing the independent directors in meetings and discussions with institutional or other major shareholders or stakeholders;
    reviewing and approving agendas for and the scheduling of Board, committee, and shareholder meetings; and
    generally representing the Board during emergency situations and whenever such representation, in his reasonable judgment, requires or will benefit from participation by the Lead Independent Director.

       The Chairman generally presides at and, with consultation and input from the Chief Executive Officer and all other directors, proposes the agendas for meetings of the Board and the shareholders except in the case of executive sessions of independent directors or where the Chairman has a conflict or elects to delegate such responsibility to another director. The Chairman also meets or confers with the Chief Executive Officer on a regular basis and is responsible for maintaining effective communication between the Board and the Chief Executive Officer. The Chairman and the Lead Independent Director may participate on a non-voting basis in all committees of the Board subject to each committee's right to exclude such participation for other good governance purposes.

  Risk Assessment

       The Company has implemented an Enterprise Risk Management (“ERM”) program. Risk responsibilities are integrated within the current management structure. Specific risks have been assigned to business area experts, and an ERM committee, consisting of senior leaders and executives, meets regularly to discuss the risk environment. The Board is actively involved in oversight of risks that could affect the Company. The Board is assisted in this regard by the Audit Committee, which has responsibility for periodically reviewing the guidelines, policies, and procedures by which the Company assesses and manages its exposure to risk and reviewing the risk exposures and the steps management has taken to identify, monitor, assess and respond to such exposures. Both the Audit Committee and the Board discuss specific risks with management throughout the year, as appropriate. The Board believes its administration of its risk oversight function has not negatively affected the Board's leadership structure.

  Nominations for Directors

            Qualifications of Nominees

       The Company Guidelines include the criteria our Board believes are important in the selection of director nominees. While the Board has not established any minimum qualifications for nominees, the Board does consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, and experience in industry, finance, administration and operations) of each candidate, and the skills and expertise of its current members while taking into account the overall operating efficiency of the Board and its committees. With respect to diversity, we broadly construe diversity to mean not only diversity of race, gender and ethnicity, but also diversity of opinions, perspectives, and professional and personal experiences. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law. Service on other boards and other commitments by directors will be considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board's annual self-assessment process for current members of the Board.

            Change in Director's Principal Business Association

       Each time a Director's principal occupation or business association changes substantially, the director is required to tender a proposed resignation from the Board to the Chair of the Governance Committee (or, in the case of the Chair of the Governance Committee's occupation or association changing, to the Chairman of the Board and the Lead Independent Director, if one has been elected). The Governance Committee shall review the director's continuation on the Board, and recommend to the Board whether, in light of all the circumstances, the Board should accept such proposed resignation or request that the director continue to serve.

            Nominee Identification and Evaluation

       The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the need for diversity on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers various potential candidates for director which may come to the Governance Committee's attention through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.

       The Governance Committee will consider candidates recommended by shareholders. The Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may engage a third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Governance Committee. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Governance Committee, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee. One or more members of the Governance Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.

            Nominations by Shareholders

       The Governance Committee will consider director candidates recommended by shareholders on the same basis as are candidates recommended by the Governance Committee. In accordance with the Company's Bylaws, shareholders wishing to nominate a candidate should deliver the name and address of the shareholder as they appear on the Company's books (or if the shareholder holds for the benefit of another, the name and address of such beneficial owner) in a letter addressed to the Chair of the Governance Committee in care of the Company's Secretary not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2012 annual meeting (nominations for the 2013 annual meeting must be submitted between January 9, 2013, and February 8, 2013). In addition, the submitting shareholder should provide the following information:

    the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and/or of record;
    any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) that is, directly or indirectly, owned beneficially and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;
    any proxy, contract, arrangement, understanding, or relationship pursuant to which the shareholder has a right to vote or has been granted a right to vote any shares of any security of the Company;
    any short interest in any security of the Company;
    any rights to dividends on the shares of the Company owned beneficially by the shareholder that are separated or separable from the underlying shares of the Company;
    any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;
    any performance-related fee (other than an asset-based fee) that the shareholder is entitled to which is based on any increase or decrease in the value of shares of the Company or any Derivative Instruments; and
    the information called for above for any members of the shareholder's immediate family sharing the same household.

       For each person who the shareholder proposes to nominate for election or re-election to the Board of Directors, the shareholder should also provide:

    all information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and
    a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and its respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

       To be eligible to be a nominee for election or re-election as a director of the Company, pursuant to a nomination by a shareholder, a person must deliver (in accordance with the time periods prescribed) to the Secretary at the principal executive office of the Company a written questionnaire (provided by the Secretary upon written request) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

    in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director of the Company, will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company, and is not and will not become a party to:

      any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company;

      any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a director of the Company, with such person's fiduciary duties under applicable law; or

      any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein.

       Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the nominee must meet all other requirements contained in the Company's Bylaws.

  Shareholder Communications

       Any shareholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors, may write to: Board of Directors, TrueBlue, Inc. c/o Corporate Secretary, 1015 A Street, Tacoma, Washington 98402.

       The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must indicate whether or not the author is a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. If the Company develops any other procedures, they will be posted on the Company's corporate website at www.TrueBlueInc.com. Procedures addressing the reporting of other concerns by shareholders, employees or other third parties are set forth in our Code of Business Conduct and Ethics (described below).

  Code of Business Conduct and Ethics

       Our Code of Business Conduct and Ethics is applicable to all directors and employees of the Company. Our Code of Business Conduct and Ethics is available at www.TrueBlueInc.com by clicking on “Investors,” then “Corporate Governance” and then “Code of Business Conduct.” Shareholders may also request a free printed copy of the Code of Business Conduct and Ethics from: TrueBlue, Inc., c/o Investor Relations, 1015 A Street, Tacoma, Washington 98402.

       The Company intends to disclose any amendments to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Code of Business Conduct and Ethics for directors or executive officers, on the Company's website at www.TrueBlueInc.com. Information on the Company's website, however, does not form a part of this proxy statement.

  Meetings and Committees of the Board

            The Board

       Each Director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders' meetings. The Board met ten times during 2011, all of which were regular meetings. All Directors attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year ended December 30, 2011. Directors are expected to attend the annual meetings and special meetings of shareholders, if any. All of the Directors attended the 2011 Annual Meeting of Shareholders on May 11, 2011.

            Committees of the Board

       The Board has four standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, the Information Technology Committee, and the Nominating and Corporate Governance Committee. All the committees are comprised solely of non-employee, independent Directors. Charters for each committee are available on the Company's website at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter of each committee is also available in print to any shareholder who requests it. The table below shows membership during 2011 for each of the standing Board committees.

            Membership of Board Committees

Audit	Compensation	Governance	Information Technology
Craig E. Tall, Chair	Thomas E. McChesney, Chair	William W. Steele, Chair	Jeffrey B. Sakaguchi, Chair
Gates McKibbin	Jeffrey B. Sakaguchi	Thomas E. McChesney	Joe Sambataro
Bonnie W. Soodik	William W. Steele	Gates McKibbin	Bonnie W. Soodik
Robert J. Sullivan (1)	Craig E. Tall	Jeffrey B. Sakaguchi
Bonnie W. Soodik
Robert J. Sullivan (1)
Craig E. Tall
  ____________________

(1)	Until Mr. Sullivan's retirement in May 2011.

            Audit Committee

       The Audit Committee met five times in fiscal 2011. The Audit Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the New York Stock Exchange rules and the independence standards set forth in Rule 10A-3 of the Exchange Act. The Governance Committee and the Board have determined that all the members of the Audit Committee are “financially literate” pursuant to the New York Stock Exchange rules. The Board also has determined that Messrs. Tall and Sullivan of the Audit Committee were Audit Committee Financial Experts within the meaning stipulated by the Securities and Exchange Commission. The Board has adopted a charter for the Audit Committee which is available at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter is also available in print to any shareholder who requests it.

            Compensation Committee

       The Compensation Committee met six times in fiscal 2011. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the New York Stock Exchange rules. The Board has adopted a charter for the Compensation Committee, which is available on the Company's website at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter is also available in print to any shareholder who requests it. Additional information regarding the Compensation Committee and its procedures and processes for the consideration and determination of executive and director compensation are included under the Compensation Discussion and Analysis section of this proxy statement.

            Corporate Governance and Nominating Committee

       The Corporate Governance and Nominating Committee (“Governance Committee”) met four times in fiscal 2011. The Committee is comprised solely of non-employee directors, all of whom the Board determined are independent pursuant to the New York Stock Exchange rules. The Board has adopted a charter for the Governance Committee, which is available on the Company's website at www.TrueBlueInc.com by first clicking on “Investors” and then “Corporate Governance.” The charter is also available in print to any shareholder who requests it.

            Information Technology Committee

       The Information Technology ("IT") Committee met five times in fiscal 2011. The Board has adopted a charter for the IT Committee which is available in print to any shareholder who requests it. The IT Committee's primary functions are to oversee the Company's IT strategy and programs, and to consider emerging technology trends and their alignment with the Company's business strategies and objectives.

  Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Exchange Act, requires the Company's officers and directors and certain other persons to timely file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission. Copies of the required filings must also be furnished to the Company. Based solely on its review of such forms received by it, or representations from certain reporting persons, the Company believes that during 2011 all applicable Section 16(a) filing requirements were met, and that all such filings were timely.

  COMPENSATION OF DIRECTORS

  Annual Retainers

       The Chairman of the Board of Directors received an annual retainer of $60,000. The Lead Independent Director received an annual retainer of $60,000. All other non-employee directors received an annual cash retainer of $40,000. Committee Chairs received an additional annual retainer payment of $10,000.

  Meeting Fees

       Each non-employee director received meeting fees for attendance during each regular or special Board of Directors or committee meeting in accordance with the schedule below.

Meeting	In Person	Telephonic
Board of Directors	$1,500	$750
Audit Committee Chair	$1,500	$750
Audit Committee, Member	$1,250	$750
Compensation Committee Chair or Member	$1,250	$750
Governance Committee Chair or Member	$1,250	$750
IT Committee Chair or Member	$1,250	$750

  Equity Grants

       Each non-employee director received an annual grant of unrestricted common stock worth $100,000. The Chairman of the Board of Directors and the Lead Independent Director each received an additional $48,000 grant. Each committee Chair received an additional $25,000 grant, except the Audit Committee Chair who received an additional $35,000 grant. In 2011, the Company determined the number of shares of each such annual grant of common stock based on the closing price on the second full trading day after the announcement of the Company’s fourth quarter and year-end financial results. Non-employee directors appointed during the year are entitled to receive a pro rata grant as follows: 100% if appointed prior to the first quarterly meeting, 75% if appointed prior to the second quarterly meeting, 50% if appointed prior to the third quarterly meeting, and 25% if appointed prior to the last quarterly meeting of the year.

  Non-Employee Director Compensation

       The following table discloses the cash, equity awards and other compensation earned by each of the Company’s non-employee directors during the last completed fiscal year.

Name	Fees Earned or Paid in Cash	Stock Awards (1)		All Other Compensation	Total

Thomas E. McChesney	$76,250	$125,000	(2)	—	$201,250
Gates McKibbin	$64,500	$100,000	(3)	—	$164,500
Jeffrey B. Sakaguchi	$75,750	$100,000		—	$175,750
Joseph P. Sambataro, Jr.	$88,000	$148,000		—	$236,000
Bonnie W. Soodik	$69,750	$100,000	(4)		$169,750
William W. Steele	$98,750	$173,000		—	$271,750
Robert J. Sullivan	$26,250	$100,000		—	$126,250
Craig E. Tall	$74,250	$135,000		—	$209,250

  ____________________

(1)	This column represents the grant date fair value of shares awarded to each of the non-employee directors in 2011 in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Accounting for Stock Compensation (Topic 718). The amounts are calculated using the closing price of our stock on the grant date. For additional information, refer to Note 14 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2011 Form 10-K (listed under Stock-Based Compensation).
(2)	Under the Equity Retainer and Deferred Compensation Plan for Non-Employee Directors discussed below ("Director Deferred Compensation Plan"), Mr. McChesney elected to defer the receipt of 7,280 shares of Company stock until after his service on the Board of Directors ends.
(3)	Under the Director Deferred Compensation Plan, Ms. McKibbin elected to receive one-half of her equity retainer in 2,912 shares of vested Company stock and to defer one-half of her equity retainer in the form of 2,912 shares of Company stock until after her service on the Board of Directors ends.
(4)	Under the Director Deferred Compensation Plan, Ms. Soodik elected to defer the receipt of 5,824 shares of Company stock until after her service on the Board of Directors ends.

  Equity Retainer and Deferred Compensation Plan for Non-Employee Directors

       Each non-employee director is able to participate in the Equity Retainer and Deferred Compensation Plan for Non-Employee Directors. Under this plan, a director may elect to modify the manner in which he or she receives the annual retainer from the Company. Directors are given the option to make an irrevocable election to convert up to 100% of his or her cash retainer to an equity retainer, and then further elect to receive up to 50% of the equity retainer in the form of stock options, rather than unrestricted common stock. In addition, a director may make an irrevocable election to defer all or part of the stock award of his or her equity retainer to a time after he or she leaves the Board of Directors.

  Director Stock Ownership Guidelines

       Each director is expected to own shares of the Company’s common stock having a value of not less than five times the director’s base annual cash compensation. For the purpose of determining compliance the Company will determine the number of shares required on an annual basis with the value of the shares to be determined on a trailing twelve month average daily stock price. New directors are allowed five years in which to reach the ownership guidelines.

  AUDIT COMMITTEE REPORT

       In 2011, the Audit Committee was comprised of four independent members of the Board of Directors until May 2011, and three independent members of the Board of Directors for the remainder of the year. Members of the Audit Committee during 2011 included Mr. Tall, who currently chairs the committee, Ms. McKibbin, Ms. Soodik and Mr. Sullivan, who retired from the Committee and the Board of Directors on May 11, 2011. In January 2012, Mr. Sakaguchi replaced Ms. Soodik on the Audit Committee. The Board of Directors has affirmatively determined that each member of the committee is “financially literate” under the listing standards of the New York Stock Exchange, and that Mr. Tall and Mr. Sullivan were each an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K.

       The Audit Committee met five times in 2011. Over the course of these meetings, the Audit Committee met with the Company's Chief Executive Officer, Chief Financial Officer, Chief Information Officer, General Counsel, Chief Compliance Officer, other senior members of the finance department, the Director of Internal Audit, and independent auditors, Deloitte & Touche (“Deloitte”). These meetings included private, executive sessions between the Audit Committee and Deloitte, Chief Financial Officer, and Director of Internal Audit. During its meetings, the Audit Committee reviewed and discussed, among other things:

    the status of any significant issues in connection with the quarterly reviews and annual audit of the Company's financial statements;
    Company's annual internal and external audit plans and the internal and external staffing resources available to carry out the Company's audit plans;
    Company's significant accounting policies and estimates;
    Company's progress toward evaluating and documenting its internal controls pursuant to Section 404 of the Sarbanes- Oxley Act of 2002;
    the impact of new accounting pronouncements;
    the impact of recent developments in corporate governance;
    current tax matters affecting the Company;
    Company's investment guidelines;
    Company's compliance initiatives;
    Company's pending claims, litigation and related expense;
    Company's processes for responding to and investigation of employee complaints regarding internal controls, auditing issues or questionable accounting matters;
    Company's enterprise risk management efforts; and
    Company's management information systems.

       In addition to the meetings discussed above, the Audit Committee, or its chair, reviewed with management, and Deloitte, the Company's financial statements for each quarter of 2011 prior to the quarterly release of earnings.

       The Audit Committee has reviewed and discussed with management and Deloitte the Company's audited financial statements as of and for the year ended December 30, 2011. This discussion included, among other things:

    critical accounting policies and practices used in the preparation of the Company's financial statements;
    significant items involving management's estimates and judgments, including workers' compensation reserves, tax matters, allowance for doubtful accounts, goodwill and intangible assets, and legal and regulatory contingencies;
    alternative treatments within GAAP of the Company's annual financial information;
    the effect of regulatory and accounting initiatives on the Company's financial statements, including the adoption of significant accounting pronouncements;
    any significant audit adjustments proposed by Deloitte and management's response; and
    confirmation that there were no matters of significant disagreement between management and Deloitte arising during the audit.

       The Audit Committee has discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

       The Audit Committee has considered whether the provision of non-audit services by Deloitte is compatible with maintaining auditor independence and has concluded that such services are compatible with maintaining the independence of the auditors.

  Based on the reviews and discussions referred to above, the Audit Committee believes that Deloitte has been objective and impartial in conducting the 2011 audit.

       In performing all of the functions described above, the Audit Committee acts in an oversight capacity. In that role, the Audit Committee relies primarily on the work and assurances of our management, which has the primary responsibility for our financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States of America.

       Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of and for the year ended December 30, 2011 be included in the Company's Annual Report on Form 10-K for the year ended December 30, 2011, for filing with the Securities and Exchange Commission.

       Members of the Audit Committee (beginning January 1, 2012):

  Craig E. Tall, Chair
  Gates McKibbin
  Jeffrey B. Sakaguchi

  PROPOSAL 2. ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

       Our board has adopted a policy providing for an annual "say-on-pay" advisory vote. In accordance with this policy and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2012 Annual Meeting of Shareholders:

  RESOLVED, that the shareholders of TrueBlue, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company's named executive officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company's 2012 Annual Meeting of Shareholders.

       This vote is mandated by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC regulations. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the feedback received from shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. In addition, the non-binding advisory votes described in this Proposal 2 will not be construed as: (1) overruling any decision by the Company, the Board of Directors, or the Compensation Committee relating to the compensation of the named executive officers, or (2) creating or changing any fiduciary duties or other duties on the part of the Board of Directors, or any committee of the Board of Directors, or the Company.

  OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY
  (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.

  COMPENSATION COMMITTEE REPORT

       The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

       Members of the Compensation Committee:

Members of the Compensation	Members of the Compensation
Committee during 2011	Committee beginning January 2012
Thomas E. McChesney, Chair	Thomas E. McChesney, Chair
Jeffrey B. Sakaguchi	Bonnie W. Soodik
William W. Steele	William W. Steele
Craig E. Tall

  Compensation Committee Membership and Processes

       Compensation for our executives is determined by the Compensation Committee. As discussed under the “Corporate Governance” section, each of the members satisfies all of the independence requirements of the New York Stock Exchange. Each member also meets applicable requirements under the regulations issued by the Securities and Exchange Commission for “non-employee directors” and the Internal Revenue Service for “outside directors.”

       The Compensation Committee’s mission, as stated in its Charter, is “to further shareholder value by helping to create compensation plans that provide financial incentives to employees for producing results that fairly reward shareholders.”

       The Compensation Committee has regularly scheduled in-person meetings each quarter and has additional in-person or telephonic meetings as appropriate. During 2011, the Committee met six times. The agenda for each meeting is set by the Chair. The Committee has full authority to directly retain the services of outside counsel and compensation consultants and has done so on a regular basis. Our Chief Executive Officer and other Named Executive Officers (“NEOs”) have also attended portions of Committee meetings in order to provide information and help explain data relating to matters under consideration by the Committee but are not present during deliberations or determinations of their respective compensation or during executive sessions that occur in connection with each meeting. Outside counsel also regularly attends Committee meetings.

       Prior to each regular meeting the Compensation Committee receives and reviews meeting materials including the agenda, minutes from prior meetings, a summary of outstanding equity awards and other briefing and background materials relating to agenda items. Tally sheets for each of our NEOs are made available to the Committee for each meeting at which the Committee considers material changes to existing compensation arrangements or exercises discretion under existing plans. The tally sheets summarize: (i) all material aspects of the executive compensation program for each NEO for the last two full years as well as year-to-date information for the current year including base salary, cash awards under the short-term incentive plan, equity awards (restricted stock and performance share units) under the long-term incentive plan and all other miscellaneous compensation and benefits; (ii) equity ownership information for the last two years and the current year including current holdings, option vesting and exercises, restricted stock vesting, and any other purchases or sales of our stock; and (iii) amounts payable to NEOs in the event of termination under various scenarios, including voluntary and involuntary termination with and without cause or good reason. The regular availability of tally sheets provides the Committee with up-to-date and relevant information and has enabled the Committee members to assess the effect of individual decisions and new proposals in the context of the existing programs and prior awards and benefits taken as a whole. No specific changes were made as a result of maintaining the tally sheets but the availability of the information has proven to be a valuable and convenient reference source.

  Compensation Committee Interlocks and Insider Participation

       The Compensation Committee is comprised entirely of independent directors. During 2011, none of the Company’s executive officers served as a member of a compensation committee or Board of Directors of any other entity which had an executive officer serving as a member of the Company’s Board of Directors.

  EXECUTIVE OFFICERS

       The names, ages, and positions of the current executive officers of the Company are listed below, along with their prior business experience. No family relationships exist among any of the directors or executive officers of the Company.

  Robert P. Breen, 47, has served as Senior Vice President (since May of 2010) and previously Vice President (since 2003) of Strategic Planning and Financial Analysis. Prior to that time, Mr. Breen served as Director of Financial Planning and Analysis and held other positions within the finance area since joining the Company in 1997. Prior to that, Mr. Breen spent eight years in public accounting with BDO Seidman, LLP.

  Kimberly A. Cannon, 46, has served as the Company’s Executive Vice President, Human Resources, since November 2010. Prior to joining the Company, Ms. Cannon served as Vice President, Human Resources, Talent Management and Reward Systems for T-Mobile USA from 2009 to 2010 and, between 2001 and 2009, held a variety of positions with Washington Mutual Bank including Senior Vice President of Talent, Organizational Development, Recruiting, and Total Rewards. Before this, Ms. Cannon was employed at Microsoft Corporation in numerous Human Resources roles from 1989 to 2000.

  Steven C. Cooper, 49, has served as a Director and the Company’s Chief Executive Officer since 2006, and has served as President since 2005. From 2001 to 2005, Mr. Cooper served as the Company’s Executive Vice President and Chief Financial Officer; from August 2000 to February 2001 as the Vice President of Finance; and from April 1999 to August 2000 as the Company’s Corporate Controller. Prior to joining the Company in 1999, Mr. Cooper held various senior management positions with Deloitte & Touche LLP, providing professional services, and with Albertsons, Inc., a NYSE-listed retail company.

  James E. Defebaugh, 57, has served as Executive Vice President, General Counsel and Secretary of the Company since 2006, after serving as Vice President, General Counsel and Secretary of the Company since joining the Company in 2005. Prior to joining the Company, Mr. Defebaugh held various positions with Kmart Holding Corporation, including Senior Vice President and Chief Legal Officer (2004-2005), Senior Vice President and Chief Compliance Officer (2002-2004), Vice President and Corporate Secretary (2001-2002), and Vice President, Legal (2001). Mr. Defebaugh also served as Vice President and Chief Compliance Officer of Sears Holdings Corporation in 2005.

  Derrek L. Gafford, 41, has served as the Company’s Executive Vice President and Chief Financial Officer since 2006, after serving as Vice President and Chief Financial Officer since 2005 and as the Company’s Vice President of Finance and Accounting beginning in 2004. Mr. Gafford is a Certified Public Accountant and first joined the Company in 2002 serving as Vice President and Treasurer. Prior to joining the Company, Mr. Gafford served as Chief Financial Officer for Metropolitan Markets, a grocery retailer, from 2001 to 2002, and held a variety of finance positions with Albertsons and Deloitte & Touche.

  Wayne Larkin, 46, has served as Executive Vice President of Branch Operations since November 2011 while continuing his role as President of Labor Ready since May 2008. Prior to this position, he had been the Executive Vice President of Operations since 2007, and the Senior Vice President of Operations in 2006, after serving as a Regional Vice President of Operations since 2005. Mr. Larkin originally joined the Company as a District Manager in 1996 and was then promoted in 1998 to Area Director of Operations. Between 1999 and 2002, Mr. Larkin worked for Staffmark, serving first as a Business Development Manager and then as a General Manager. Mr. Larkin rejoined the Company in 2002. Prior to working for the Company, Mr. Larkin held various management positions with Avis Rent-A-Car.

  Edward B. Nubel, 62, serves as Senior Vice President of Sales and Marketing for TrueBlue. Prior to this position, Mr. Nubel had been Senior Vice President of Sales and Marketing for Labor Ready since 2007. Mr. Nubel started with CLP Resources as Vice President of Marketing in 2001. Prior to joining CLP, Mr. Nubel was a Vice President of Sales and Marketing for MarketRing.com between 1999 and 2001. Prior to 2001, he was Vice President of Marketing for Digital Discoveries, LLC and held various management positions with and served on the corporate committee for Norrell Services.

  Billie R. Otto, 45, has served as Senior Vice President since May of 2010 and previously Vice President since 2004 and Chief Information Officer. Ms. Otto has been with the Company since 1998, serving in a number of roles, including as Vice President and Corporate Controller prior to 2004. Prior to joining the Company, Ms. Otto worked in public accounting, from 1990 to 1998, with the firm now known as RSM McGladrey.

  Noel S. Wheeler, 71, has served as the Executive Vice President of TrueBlue Operations since July 2009. Prior to this position he served as the President of the Company’s Skilled Trades Group from May 2008 through June 2009, and served as President and CEO of CLP Resources from 1999 until June 2009. From 1994 to 1999, he was President and COO of TRS Staffing Solutions, Inc., a wholly-owned staffing subsidiary of Fluor Daniel, Inc. Mr. Wheeler joined Kelly Services in 1984, where he established their international division in 1988 and served as Senior Vice President until 1994. On February 27, 2012, the Company announced that Mr. Wheeler's employment with the Company will end effective as of May 11, 2012. Until such date, Mr. Wheeler will continue in his current role and will assist the Company in the transition of his responsibilities and ongoing continuity of his job functions.

  COMPENSATION DISCUSSION AND ANALYSIS

  Executive Summary

       Fiscal 2011 was an outstanding year for TrueBlue. We increased revenue to $1.3 billion for 2011, a 15% increase compared to the prior year. Fiscal 2010 included 53 weeks ended December 31, 2010. Revenue for 2011 grew by 17% compared to the prior year on a comparable 52 week basis. We grew revenue across most major industries and geographies including a growing presence in the construction of renewable energy projects. We increased net income by 55% to $30.8 million or $0.73 per diluted share for fiscal 2011 as compared to $19.8 million or $0.46 per diluted share for fiscal 2010. In addition to our solid financial performance we delivered $57 million of value to our shareholders in the form of repurchases of $4.5 million shares of our common stock.

       Our management team, which is led by the Named Executive Officers (“NEOs") listed in the Summary Compensation Table below, was critical to our success. Our highly experienced NEOs operated effectively and produced strong results in the midst of a challenging economy. These individuals have repeatedly shown the discipline necessary to maintain a strong platform for the core business and the flexibility to identify and capitalize on new market opportunities. It is essential for the Company to design and provide a compensation program that allows it to attract and retain executives of this caliber.

  Committee Oversight

       The Compensation Committee of the Board of Directors, referred to as the “Committee” in this Compensation Discussion and Analysis, oversees and regularly reviews compensation programs for our NEOs. The Committee reviews and approves corporate goals and objectives relevant to the compensation plans applicable to the NEOs, and together with the Governance Committee, evaluates the performance of the Chief Executive Officer in light of the corporate goals and objectives established for the Chief Executive Officer.

       Compensation for our NEOs includes annual cash compensation (base salary and incentive bonuses) and long-term incentives in the form of equity compensation.

       In making compensation recommendations to the Board, the Committee considers its compensation objectives, competitive practices of our peers, the roles and responsibilities of each NEO, and internal pay equity. The Committee seeks to align compensation with our current and long-term business strategy and goals. There is no formal weighting of any of these factors; the Committee uses its discretion in determining pay targets and amounts. The Committee reviews and discusses annual pay elements (base salary, bonus targets and equity awards) each year. It evaluates other programs as needed based on changes in compensation objectives, alignment with overall Company direction and business strategy, competitive trends, and changes in tax law. Based upon a review of these factors and the Committee's recommendations, the Board has approved our executive compensation programs.

  Objectives of Our Compensation Programs

       The Committee designs our executive compensation programs to achieve the following objectives:

    Our compensation programs should enable us to attract and retain the key executive talent we need on a long-term basis to manage our business.
    A significant portion of each NEO's annual compensation should be performance-based such that NEOs realize value only if we achieve our business goals and objectives and create shareholder value.
    Performance targets for incentive compensation should align with our annual and long-term business strategy.
    Total compensation amounts should balance the need to be competitive with our industry peers while also being consistent with the key business objective of controlling costs.
    Total compensation amounts among NEOs should be consistent with our philosophy of internal pay equity by appropriately reflecting the role, scope and complexity of each NEO's position relative to other NEOs.

  Elements of Executive Compensation

  As shown in the table below, our 2011 executive compensation program incorporated a number of diverse elements designed to achieve our compensation objectives.

Short-term Elements	Compensation Objectives
Base Salary	Provides an annually fixed level of pay that reflects the role, scope and complexity of each NEO's position relative to other NEOs.
Cash Bonus	Performance-based compensation payable only upon our achievement of annual performance measures and the NEOs' achievement of specific objectives that are aligned with the business strategy and shareholders' interests.
Long-term Elements	Compensation Objectives
Restricted Stock	Retention-based compensation time vested over three years.
Performance Shares	Performance-based compensation that delivers shares of our stock only if we perform against performance measures over a multi-year period, and therefore aligns NEOs' interests with our business strategy and long-term shareholder return.

       We believe our executive compensation program aligns NEOs with short-term and long-term business objectives, effectively motivates NEOs to create long-term shareholder value, pays competitively with our peers, and provides strong incentives for NEOs to join and remain at TrueBlue.

  Market Comparison

       The Committee retained its own external compensation consultant, Mercer Human Resources Consulting (“Mercer”), to provide an in-depth external review of its executive compensation programs every two years based on peer group benchmarking. Mercer attends key meetings of the Committee and is available to the Committee as necessary. The information provided by Mercer is considered by the Committee but does not directly determine any of our actual compensation arrangements.

       At the September 2011 meeting the Committee received a summary of external peer group pay practices from Mercer relating to base salaries, actual and target short-term incentives, long-term incentives, and total compensation. The summary was based on information compiled from both available peer group proxy data and published salary surveys compiled by Mercer. The companies in the peer group were selected because they are engaged in staffing or are in functionally similar industries that operate national branches. We are in approximately the 50th percentile of the peer group in revenue, market capitalization, and total assets. The selected peer group included:

CDI Corp	Kforce Inc.
Dollar Thrifty Automotive GP	Resources Connection Inc.
G&K Services Inc.	RSC Holdings Inc.
H&E Equipment Services Inc.	SFN Group Inc.
Healthcare Services Group	Robert Half Intl Inc.
Hudson Highland Group Inc.	Unifirst Corp
Insperity (formerly Administaff Company)

       The data from this peer group was combined with national published surveys compiled by Mercer (Mercer: US Global Premium Executive Remuneration Suite - January 2011 Release) and Towers Watson Data Services (Survey Report on Top Management Compensation).

       The Mercer 2011 NEO compensation review found that the base salary and total target cash compensation were slightly below the market 25th percentile for the Chief Executive Officer and slightly above the market 25th percentile for the other NEOs. The compensation review also found that the short-term cash incentive targets were at the market 25th percentile for all of the NEOs. Additionally, the Mercer 2011 NEO compensation review found the target long-term equity incentive grant value was between the market 25th percentile and 50th percentile for the Chief Executive Officer and slightly below the market 50th percentile for the other NEOs.

  2011 NEO Compensation Results

            Base Salaries

       The Committee determined base salaries for the NEOs would not be adjusted in 2011 because the Mercer review was in process and would not be completed until later in the year. Base salaries continued at the same levels they have been since 2008: $550,000 for the Chief Executive Officer and $300,000 for each of the other NEOs.

            Short-Term Incentive Plan

       The short-term incentive bonus for 2011 for each NEO measured and rewarded performance against established Company and individual performance goals. Individual performance goals were included to enhance the focus by NEOs on the management of critical matters for which they had direct or shared responsibility. Individual performance goals for the Chief Executive Officer were reviewed by the Governance Committee and approved by the Board at the beginning of the bonus period.Individual performance goals for the other NEOs are established by the Chief Executive Officer and the Committee and approved by the Board at the beginning of the bonus period. The Company performance goal was established by the Committee and approved by the Board at the beginning of the bonus period. The Company performance goal for 2011 was based on annual net income.

       Under the 2011 plan no short-term incentive bonuses, whether based on Company or individual performance goals, could be earned unless the Company was profitable after taking into account payment of any and all management bonuses.

       The following table shows the two components (Individual and Company) of the short-term incentive bonus for 2011 and the percentage of base salary payable for each component. The number in parentheses under the threshold, target, and maximum columns is the Company net income amount required to attain the corresponding bonus level.

		Company
	Individual	(Net income amounts)
		Percentage of Base Salary Payable
	Maximum Percentage of Base Salary	Threshold	Target	Maximum
	Payable	($20M)	($25M)	($30M)
CEO	30%	15%	30%	60%
Other NEOs	20%	10%	20%	40%

       As discussed above, the Company achieved outstanding results in fiscal 2011 and actual net income for 2011 was $30.8 million, which earned the maximum Company based performance incentive for the Chief Executive Officer and the other NEOs.

       The Chief Executive Officer's individual performance bonus for 2011 was based on a review of specific performance goals involving areas of responsibility including: (i) financial performance, (ii) implementation of the Company's proprietary enterprise software system, (iii) customer experience, (iv) employee engagement, (v) cost and capital management, and (vi) leadership. At the end of the year the Governance Committee met and discussed each performance area, the Chief Executive Officer's self evaluation and the evaluations of each of the independent directors. The Governance Committee noted the Company's strong performance under the Chief Executive Officer's leadership, including exceeding the targeted goals for revenue and net income. After review and discussion the Governance Committee unanimously concluded that based on all the facts and circumstances the Chief Executive Officer had performed at a level that entitled him to receive his full individual performance bonus.

       The goals for the NEOs with operating responsibilities (Messrs. Larkin and Wheeler) consisted of annual and quarterly revenue and profitability goals and worker accident rates for their respective brands (Labor Ready in the case of Mr. Larkin and PlaneTechs, Spartan, CLP, and Centerline in the case of Mr. Wheeler). The goals for the NEOs with Company-wide responsibilities (Messrs. Gafford and Defebaugh and Ms. Cannon) consisted of achieving specified budget goals for cost centers under their respective management and for Company-wide support cost centers collectively, and successfully achieving specific objectives under their direction.

       Based on the Chief Executive Officer's recommendation, as reviewed and approved by the Committee, the following determinations were made. Messrs. Defebaugh and Gafford and Ms. Cannon satisfied all of their individual performance goals. Messrs. Larkin and Wheeler satisfied some, but not all, of their individual performance goals. The following table shows the short-term incentive bonus amounts for 2011 paid to each of the NEOs:

	Individual		Company		Total
		Percentage of		Percentage of		Percentage of
	Amount	Base Salary	Amount	Base Salary	Amount	Base Salary
Steven C. Cooper	$165,000	30%	$330,000	60%	$495,000	90%
Derrek L. Gafford	$60,000	20%	$120,000	40%	$180,000	60%
Kimberly A. Cannon	$60,000	20%	$120,000	40%	$180,000	60%
James E. Defebaugh	$60,000	20%	$120,000	40%	$180,000	60%
Wayne W. Larkin	$42,000	14%	$120,000	40%	$162,000	54%
Noel S. Wheeler	$45,000	15%	$120,000	40%	$165,000	55%

            Long-Term Executive Equity Incentive Plan

       The Long-Term Executive Equity Incentive Plan is designed to align the interest of the NEOs with that of the shareholders. The combination of vesting requirements and stock ownership guidelines promote retention and a long-term commitment to the Company. This element of the overall compensation package has historically provided a significant portion of NEO compensation based on grant date valuations. In 2011, equity awards for NEOs were comprised of a combination of restricted shares and performance share units.

       The following table shows the total potential value of the equity award as a percentage of base salary and the mix between restricted stock and performance share units for our Chief Executive Officer and each of the other NEOs.

	Deemed Value of Equity Award as	Allocation of Equity Award
	Percentage of Base Salary	Restricted Stock	Performance Share Units
CEO	150%	50%	50%
Other NEOs	100%	60%	40%

       For the purpose of calculating the number of performance share units to be awarded, a per unit value equal to 80% of the grant date value of our common stock was used. This was recommended by Mercer to take into account the contingent nature of the units. The restricted shares were valued at the full grant date value. The grant date value was the closing market value on the second trading day after the announcement of fourth quarter and year-end results, which for the 2011 grant was February 11, 2011.

       Performance share units will vest and be converted into our common stock only if certain growth rates for our revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) are met at the completion of the three year award period. The Committee established and the Board approved minimum, target, and maximum conversion rates according to potential growth results for the Company as set forth in the following table:

			3-Year Average
			Annual Revenue Growth
			Minimum	Target	Maximum
			3%	6%	9%
3-Year Average Annual EBITDA Growth	Maximum	27%	100%	125%	150%
	Target	18%	75%	100%	125%
	Minimum	9%	50%	75%	100%

       The table is based on three growth scenarios developed for planning purposes, with a base scenario used as the target, a more aggressive scenario representing the maximum and a more conservative scenario representing the minimum. The growth scenarios were based on scenarios developed by a nationally recognized economic planning firm; however, the growth targets are not intended in any way to represent forecasts or prediction of future results which will be greatly influenced by the general economy and a number of factors beyond our control. The Committee believes the achievement of sustained revenue and EBITDA growth required by the performance share award will be of substantial benefit to the shareholders.

       The number of performance share units earned at the end of the three-year award period will be determined by the average growth in revenue and EBITDA during that period. Example: If the three-year average growth of revenue averages 3% and the three-year average growth of EBITDA equals 9% the participants would earn the minimum or 50% of their potential performance share units. A three year average growth in revenue of 6% and three year average growth of EBITDA of 18% would earn the full target award or shares equal to 100% of the performance share units.

       For accounting purposes, we treat performance share units and restricted shares as required by FASB ASC Topic 718. Grant awards are recorded at the maximum number of shares that could vest, but the compensation expense is only recorded for the amount of shares expected to vest. At the time of grant we estimate the number of shares that will vest and be distributed to NEOs in three years. Therefore, in accordance with FASB ASC Topic 718, we expense one-third of the value of the anticipated amount of shares expected to vest each year during the performance period. If, during the performance period, our estimate of the likely achievement of the performance goals changes, a cumulative change in the expenses will also be made at the time of the change in the estimate.

  Total Compensation - Internal Equity

       The Committee periodically reviews the ratio between the total compensation that may be earned by the Chief Executive Officer and the total compensation that may be earned by the other NEOs and in its opinion the ratio is equitable based on all relevant facts and circumstances.

  Compensation Risk Analysis

       The Committee regularly reviews our various compensation plans and has concluded they are not reasonably likely to have a material adverse effect on the Company, nor does the design of the compensation program for our NEOs encourage excessive or unnecessary risk-taking. The current short-term incentive plan focuses on multiple goals such as revenues and profitability, cost management and worker accident rates and provides relatively modest awards for achievement of the goals. As discussed above, a significant portion of the executive compensation for the NEOs is received under the Long-Term Executive Equity Incentive Plan, which includes vesting and performance requirements and provides meaningful shareholder value primarily in the form of sustained long-term growth of our common stock. The Committee believes the following features of our 2011 compensation program serve to mitigate excessive or unnecessary risk-taking:

    Annual cash bonus program included multiple financial and non-financial metrics or objectives that required substantial performance on a broad range of material initiatives;
    The Committee capped the maximum amount of annual cash bonus that could be earned;
    A substantial portion of the total compensation for NEOs is equity awards and our equity awards include a diversified mix of restricted stock and performance share units to encourage sustained performance over time; and
    The Company has stock ownership guidelines for the NEOs.

  Stock Ownership Guidelines

       In 2008, the Committee adopted the following stock ownership guidelines applicable to the NEOs based on a multiple of base salary:

NEOs are expected to hold shares with fair market
Level	value equal to:
Chief Executive Officer	Three times base salary
NEOs	Two times base salary

       NEOs are expected to achieve their targets within five years of becoming subject to the ownership guidelines. The guidelines may be satisfied by shares owned outright (regardless of whether acquired through a Company plan or other acquisition), unvested restricted shares or shares held in the NEO's account under our employee stock purchase or 401(k) plans. Compliance with the guidelines will be determined by the Committee on an ongoing basis. NEOs who have not satisfied the applicable guideline after becoming subject to it will be required to retain 50% of the net amount of their shares (after applicable taxes) on each vesting date for their restricted stock awards.

       Our Insider Trading Policy prohibits our directors and NEOs from hedging the economic interest in our securities that they hold. In addition, we prohibit Company personnel, including the NEOs from engaging in any short-term, speculative securities transactions, including purchasing Company securities on margin, engaging in short sales, buying or selling put or call options, and trading in options (other than those granted by the Company).

  Change in Control Agreements

       The Company has entered into change in control agreements with certain executive officers, including the NEOs. These agreements are described in greater detail under “Potential Payments upon Termination or Change in Control” below, and were approved by all of the independent directors. The change in control agreements are intended to protect the interests of our shareholders by providing short-term security for the executives in the event management and the Board are presented with a business combination or other opportunity that is determined to be in the best interest of our shareholders. The Committee designed the change in control agreements to achieve a balance between the benefits of providing executives with security and the potential impact on the shareholders. The major provisions included to achieve this balance include:

    the change in control agreements require a “double trigger,” i.e., both a change in control and either an involuntary termination by the Company or a termination for good reason by the executive;
    the basic benefit is limited to an amount equal to two times (three times in the case of the Chief Executive Officer) the sum of (i) the executive's annual base salary rate in effect for the year in which the termination date occurs, (ii) the executive's short-term incentive target award; plus (iii) the immediate vesting of outstanding, unvested equity awards;
    the effective cost is further controlled by a “modified cap” which provides that if the “parachute” amount payable would trigger an excise tax under Section 4999 of the Internal Revenue Code, then the amount required to be paid is the greater of the cut-back parachute payment or 90% of the full parachute payment after taxes;
    we are not obligated to pay a “gross up” in the event excise taxes are payable; and
    the executives agreed to restrictive covenants including non-competition, non-solicitation, non-disparagement, and confidentiality.

  Nonqualified Deferred Compensation Plan

       In addition to the three basic components of our compensation program and the change in control agreements, the Committee also approved and adopted the Company's Nonqualified Deferred Compensation Plan in 2006 (the “Deferred Compensation Plan”). The NEOs, in addition to other of our highly compensated employees, as defined in IRS regulations, are entitled to participate in the Deferred Compensation Plan. The NEOs are not entitled to participate in the Company's 401(k) plan.

       Pursuant to the Deferred Compensation Plan, in 2011, eligible employees were able to defer up to 75% of base salary and up to 100% of amounts received under the short-term incentive plan. The Deferred Compensation Plan also included in-service accounts that allow distribution of contributions during employment and installment payments for distributions ( up to 10 years) for additional flexibility for tax purposes and retirement planning. Under the Deferred Compensation Plan the Company can match employee contributions at double the rate matched under the Company's 401(k) plan and such matching funds will be immediately vested. The Company can also make additional contributions with different vesting schedules for retention purposes.

       Although we plan to invest deferred amounts in separate investment funds managed by third parties, we are not required to do so and all deferred amounts are subject to the risk of loss in the event we become insolvent. The Deferred Compensation Plan is administered by a benefits committee consisting of our employees and NEOs who are eligible to participate on the same basis as other eligible employees.

       The Committee believes the Deferred Compensation Plan is necessary as a competitive, meaningful retirement benefit for those employees who are eligible to participate, which includes the NEOs, and does not impose any significant risk to or burden on the Company.

  Tax and Accounting Implications

            Deductibility of Executive Compensation

       Section 162(m) of the Internal Revenue Code limits our ability to deduct certain compensation over $1 million paid to certain of the NEOs unless such compensation is based on performance objectives meeting certain criteria or is otherwise excluded from the limitation. The Committee believes it is generally in our best interest to comply with Section 162(m) and expects most of the compensation paid to the NEOs will be under the $1 million limit, eligible for exclusion (such as stock options and performance share units), or based on other qualified performance objectives. However, notwithstanding this general practice, the Committee also believes there may be circumstances in which our interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Accordingly, it is possible some compensation paid to certain of the NEOs may not be deductible, such as the restricted stock portion of the long-term executive equity incentive plan and short-term incentive bonuses to the extent the aggregate of non-exempt compensation exceeds the $1 million level.

            Nonqualified Deferred Compensation

       We are operating in compliance with the statutory provisions regarding nonqualified deferred compensation arrangements in Section 409A of the American Jobs Creation Act of 2004.

            Accounting for Stock-Based Compensation

       Since December 31, 2005, we have accounted for stock-based payments, including our Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program, Performance Share Units, and Stock Award Program in accordance with the requirements of FASB ASC 718.

  2010 “Say-on-Pay” Advisory Vote on Executive Compensation

       The Company provided shareholders a “say on pay” advisory vote on its executive compensation paid in 2010 under recently adopted Section 14A of the Securities Exchange Act of 1934, as amended. At our 2011 Annual Meeting of Shareholders, shareholders expressed substantial support for the compensation of our NEOs, with approximately 84% of the votes cast for approval of the “say on pay” advisory vote on executive compensation. The Committee evaluated the results of the 2011 advisory vote. The Committee also considered many other factors in evaluating the Company's executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Committee's assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a comparator group of peers, each of which is evaluated in the context of the Committee's fiduciary duty to act as the directors determine to be in shareholders' best interests. Each of these factors bore on the Committee's decisions regarding our NEOs' compensation, and the Committee did not make any changes to our executive compensation program and policies as a result of the 2011 “say on pay” advisory vote.

  EXECUTIVE COMPENSATION TABLES

  Summary Compensation Table

       The following table shows all compensation paid by the Company in fiscal 2009, 2010, and 2011 to our Chief Executive Officer, Chief Financial Officer, and the other four most highly paid executive officers. All individuals listed in the following tables are referred to in this Proxy Statement as the “Named Executive Officers” or “NEOs.” Annual Compensation includes amounts deferred at the NEO’s election.

					Non-Equity
			Stock	Option	Incentive Plan	Change in Pension
Name and Principal			Awards	Awards	Compensation	Compensation	All Other
Position	Year	Salary	(1)(2)	(3)	(4)	(5)	Compensation	Total
Steven C. Cooper	2009	$536,252	$412,501	$412,504	$495,000	—	—	$1,856,257
President and	2010	$550,002	$928,127	—	$495,000	—	—	$1,973,129
Chief Executive Officer	2011	$550,002	$928,124	—	$495,000	—	—	$1,973,126
Derrek L. Gafford	2009	$295,039	$180,002	$120,000	$165,000	$15,168	—	$775,209
Executive Vice President	2010	$300,000	$330,002	—	$180,000	$16,582	—	$826,584
and Chief Financial Officer	2011	$300,000	$329,990	—	$180,000	—	$8,250 (6)	$818,240
Kimberly Cannon
Executive Vice President,
Human Resources	2011	$300,000	$329,990		$180,000	—	$88,250 (7)	$898,240
James E. Defebaugh	2009	$295,039	$180,002	$120,000	$165,000	—	$865 (8)	$760,906
Executive Vice President,	2010	$300,000	$330,002	—	$180,000	—	$136 (9)	$810,138
Secretary, General Counsel	2011	$300,000	$329,990	—	$180,000	—	$7,500 (6)	$817,490
Wayne Larkin	2009	$295,039	$180,002	$120,000	$165,000	$7,371	—	$767,412
Executive Vice President,	2010	$300,000	$330,002	—	$168,000	$7,607	—	$805,609
Branch Operations	2011	$300,000	$329,990	—	$162,000	—	$8,250 (6)	$800,240
Noel S. Wheeler	2009	$295,039	$300,002	$120,000	$180,000	$33,420	—	$928,461
Executive Vice President,	2010	$300,000	$330,002	—	$168,000	$34,624	$33,995 (10)	$866,621
TrueBlue Operations	2011	$300,000	$329,990	—	$165,000	—	$11,000 (6)	$805,990
  ____________________

(1)	For 2009, this column represents the aggregate grant date fair value of restricted shares granted to each of the NEOs computed according to FASB ASC Topic 718. The amounts are calculated using the closing price of our stock on the grant date. These amounts do not necessarily correspond to the actual value that will be realized by the NEO. For additional information, refer to Note 14 to Consolidated Financial Statements found in Item 8 of Part II of the 2009 Form 10-K (listed under Stock Based Compensation).
(2)	For 2010 and 2011, the value in this column represents the aggregate amount of both restricted shares and performance share units granted to NEOs calculated according to FASB ASC 718. These amounts do not necessarily correspond to the actual value that will be realized by the NEO, or the manner of calculating the performance share unit award used by the Compensation Committee. In 2011, Mr. Cooper received approximately $412,500 in restricted shares priced at the grant date fair value and a target value of $412,500 in performance share units priced at 80% of the grant date fair value. However, the FASB ASC 718 grant date fair value of performance share units was $515,632, which is the amount included in the table above. The other NEOs each received approximately $180,000 in restricted shares and a target value of $120,000 in performance share units also based on a unit price that is 80% of the grant date fair value. However, the FASB ASC 718 grant date fair value of performance share units was approximately $150,000, which is the amount included in the table above. Performance shares units will vest three years after the grant date if certain long-term

Company performance goals are met, as discussed in more detail in the Compensation Discussion and Analysis section of this proxy statement. Equity awards are described in more detail in the Compensation Discussion and Analysis section of this proxy statement and in the Grants of Plan-Based Awards Table. For additional information, refer to Note 14 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2011 Form 10-K (listed under Stock Based Compensation). The value of the performance share units granted in 2010 and 2011 is based upon the target outcome of the performance conditions at the grant date. The maximum value of the 2010 and 2011 performance share units assuming that the highest level of performance conditions will be achieved, based on the grant date fair value of $14.56 in 2010 and $17.17 in 2011, is approximately $773,000 for Mr. Cooper and $225,000 for the other NEOs.
(3)	Awards in this column represent the aggregate grant date fair value of stock options granted to each of the NEOs computed in accordance with FASB ASC Topic 718. The values were calculated using an estimated Black-Scholes valuation model. These amounts do not necessarily correspond to the actual value that will be realized by the NEO. For additional information, refer to Note 14 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2009 Form 10-K (listed under Stock Based Compensation).
(4)	The amounts set forth in this column for the respective fiscal year were earned during such fiscal year and paid in the early part of the following fiscal year to each of the NEOs under our Short-Term Incentive Plan. For additional information on the determination of the amounts related to Non-Equity Incentive Plan Compensation, see the discussion above in the Compensation Discussion and Analysis entitled “Short-Term Incentive Plan.”
(5)	These amounts represent the “above market” earnings on contributions to the Company's Deferred Compensation Plan, described in more detail below in the section regarding Nonqualified Deferred Compensation. In 2011, there were no above market earnings.
(6)	These amounts represent matching funds paid by the Company to participants in the Nonqualified Deferred Compensation Plan.
(7)	$80,000 of this amount represents a 2010 transition award partially paid in 2011. $8,250 of this amount represents matching funds paid by the Company to the NEO's Nonqualified Deferred Compensation Plan.
(8)	This amount represents 401(k) matching funds paid to the NEO.
(9)	This amount represents a Service Award received by the NEO.
(10)	This amount represents a one-time pay-out to the NEO due to changes in the Company's accrued vacation policy.

  Grants of Plan-Based Awards

										Grant
										Date Fair
				Estimated Future Payouts Under			Estimated Future			Value of
				Non-Equity Incentive Plan			Payouts Under Equity Incentive			Equity
				Awards (2)			Plan Awards (3)			Based
		Grant	Action							Awards
Name	Type of Award	Date	Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)
	Steven C. Cooper
	Cash Incentive		1/24/2011	$248,000	$330,000	$495,000
	Restricted Stock	2/11/2011						24,024		$412,492
	Performance Share Units	2/11/2011	1/24/2011				15,016	30,031	45,047	$515,632
	Derrek L. Gafford
	Cash Incentive		1/24/2011	$90,000	$120,000	$180,000
	Restricted Stock	2/11/2011						10,483		$179,993
	Performance Share Units	2/11/2011	1/24/2011				4,368	8,736	13,104	$149,997
	Kimberly A. Cannon
	Cash Incentive		1/24/2011	$90,000	$120,000	$180,000
	Restricted Stock	2/11/2011						10,483		$179,993
	Performance Share Units	2/11/2011	1/24/2011				4,368	8,736	13,104	$149,997
	James E. Defebaugh
	Cash Incentive		1/24/2011	$90,000	$120,000	$180,000
	Restricted Stock	2/11/2011						10,483		$179,993
	Performance Share Units	2/11/2011	1/24/2011				4,368	8,736	13,104	$149,997
	Wayne Larkin
	Cash Incentive		1/24/2011	$90,000	$120,000	$180,000
	Restricted Stock	2/11/2011						10,483		$179,993
	Performance Share Units	2/11/2011	1/24/2011				4,368	8,736	13,104	$149,997
	Noel S. Wheeler
	Cash Incentive		1/24/2011	$90,000	$120,000	$180,000
	Restricted Stock	2/11/2011						10,483		$179,993
	Performance Share Units	2/11/2011	1/24/2011				4,368	8,736	13,104	$149,997
  ____________________

(1)	This column reflects the date that the Compensation Committee approved the Company performance targets and individual performance targets and awards pursuant to the Short-Term Incentive Plan, and also set the Company performance targets for the performance share unit awards under the Long-Term Incentive Plan.
(2)	These columns show what the potential payout for each NEO was under the Short-Term Incentive plan in 2011, if the threshold, target, or maximum goals were satisfied for all performance measures. The potential payouts were performance- driven and therefore completely at risk. For actual payouts under the Short-Term Incentive plan for 2011, please see the Summary Compensation Table above. The business measurements, performance goals, and salary multipliers for determining the payout are described in the Compensation Discussion and Analysis section above.
(3)	These columns show the number of restricted share awards and performance share units granted in 2011 to the NEOs under the Long-Term Incentive plan. The amounts shown for restricted stock awards granted vest in equal installments over three years. The 2011 performance share units vest three years after the date of grant, if at all. The amounts shown reflect the potential payout for performance share units for each NEO under the Long-Term Inventive plan if the threshold, target, or maximum Company performance goals are satisfied. The performance goals and award multipliers for determining the potential vesting amounts are described in the Compensation Discussion and Analysis section, above. The number of performance share units granted was calculated using the target value for the award (a percentage of the NEO's salary) divided by 80% of the market value of the shares on the grant date, which was $13.74.
(4)	This column shows the grant date fair value of equity awards in accordance with FASB ASC Topic 718. For restricted stock, grant date fair value was calculated using the closing price of Company stock on the date of grant. The closing price of Company stock on February 11, 2011, was $17.17. For performance share units, grant date fair value was calculated using the closing price of Company stock on the date of grant and the target number of performance share units. The performance goals and award multipliers for determining the potential vesting amounts are described in the Compensation Discussion and Analysis section, above. The number of performance share units granted was calculated using the target value for the award (a percentage of the NEO's salary) divided by 80% of the market value of the shares on the grant date, which was $17.17. The amounts shown are consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. For additional information on the calculation and valuation of equity awards, refer to the Compensation Discussion and Analysis section, above, and refer to Note 14 to the Notes to Consolidated Financial Statements found in Item 8 of Part II of our 2011 Form 10-K (listed under Stock Based Compensation).

  Outstanding Equity Awards at Fiscal Year-End

       The following table provides information on the holdings of stock options, restricted stock awards, and performance share units of the NEOs as of December 30, 2011. This table includes unexercised and unvested option awards and unvested shares of restricted stock and performance share units. The option exercise price shown below reflects the closing market price of the Company’s stock on the date of the grant. The market value of the restricted stock awards and performance share units is based on the closing market price on December 30, 2011, which was $13.88. For additional information about the option awards, restricted stock awards, and performance share units, see the description of equity incentive compensation in the Compensation Discussion and Analysis section, above. The vesting schedule for each grant is shown following this table, based on the option, restricted stock award, or performance share unit grant date. Grants that are not listed in the vesting schedule are 100% vested.

						Restricted Stock & Performance Share
	Stock Option Awards					Units
							Number of	Market
		Number of	Number of				Shares or	Value of
		Securities	Securities				Units	Shares or
		Underlying	Underlying				of Stock	Units of
		Unexercised	Unexercised	Option	Option		That	Stock That
	Grant	Options	Options	Exercise	Expiration		Have Not	Have Not
Name	Date	Exercisable	Unexercisable	Price	Date	Grant Date	Vested	Vested
Steven C. Cooper	1/3/2006	38,251		$21.24	1/3/2013	2/6/2009 (1)	15,143	$210,184
	2/2/2007	51,000		$18.98	2/2/2014	2/5/2010 (1)	18,887	$262,152
	2/1/2008	85,317		$14.85	2/1/2015	2/5/2010 (2)	53,121 (3)	$737,319
	2/6/2009		132,212	$9.08	2/6/2016	2/11/2011 (1)	24,024	$333,453
						2/11/2011 (2)	45,047 (3)	$625,252
Derrek L. Gafford	1/3/2006	29,644		$21.24	1/3/2013	2/6/2009 (1)	6,607	$91,705
	2/2/2007	24,000		$18.98	2/2/2014	2/5/2010 (1)	8,242	$114,399
	2/1/2008	24,820		$14.85	2/1/2015	2/5/2010 (2)	15,453 (3)	$214,488
	2/6/2009		38,462	$9.08	2/6/2016	2/11/2011 (1)	10,483	$145,504
						2/11/2011 (2)	13,104 (3)	$181,884
Kimberly A. Cannon						11/8/2010 (1)	5,412	$75,119
						2/11/2011 (1)	10,483	$145,504
						2/11/2011 (2)	13,104 (3)	$181,884
James E. Defebaugh	1/3/2006	27,174		$21.24	1/3/2013
	2/2/2007	26,400		$18.98	2/2/2014	2/6/2009 (1)	6,607	$91,705
	2/1/2008	24,820		$14.85	2/1/2015	2/5/2010 (1)	8,242	$114,399
	2/6/2009		38,462	$9.08	2/6/2016	2/5/2010 (2)	15,453 (3)	$214,488
						2/11/2011 (1)	10,483	$145,504
						2/11/2011 (2)	13,104 (3)	$181,884
Wayne Larkin	1/3/2006	24,704		$21.24	1/3/2013
	2/2/2007	20,000		$18.98	2/2/2014	5/14/2008 (1)	2,172	$30,147
	2/1/2008	24,820		$14.85	2/1/2015	2/6/2009 (1)	6,607	$91,705
	2/6/2009		38,462	$9.08	2/6/2016	2/5/2010 (1)	8,242	$114,399
						2/5/2010 (2)	15,453 (3)	$214,488
						2/11/2011 (1)	10,483	$145,504
						2/11/2011 (2)	13,104 (3)	$181,884
Noel S. Wheeler	1/3/2006	29,644		$21.24	1/3/2013	2/6/2009 (1)	6,607	$91,705
	2/2/2007	24,000		$18.98	2/2/2014	7/24/2009 (1)	3,103	$43,070
	2/1/2008	24,820		$14.85	2/1/2015	2/5/2010 (1)	8,242	$114,399
	2/6/2009		38,462	$9.08	26/2016	2/5/2010 (2)	15,453 (3)	$214,488
						2/11/2011 (1)	10,483	$145,504
						2/11/2011 (2)	13,104 (3)	$181,884
  ____________________

(1)	Restricted Stock Awards.
(2)	Performance Share Units. For additional information on the vesting schedule and Company performance goals for performance share units please see the Compensation Discussion and Analysis section, above.
(3)	The amount shown assumes 150% of the grant, or the maximum potential number of shares will be awarded.

  Vesting Schedule for Outstanding Awards at Fiscal Year-End Table

       Vesting schedules are provided below for grants that were not 100% vested as of December 30, 2011.

Restricted Stock & Performance Share Units
Grant Date	Option Awards Vesting Schedule	Grant Date	Awards Vesting Schedule
		5/14/2008	25% vests each year for 4 years
2/6/2009	100% vests on 3rd anniversary of award	2/6/2009	33% vests each year for 3 years
		7/24/2009	33% vests each year for 3 years
		2/5/2010 (1)	33% vests each year for 3 years
		2/5/2010 (2)	Vests on 3rd anniversary of award, if at all, according to
predetermined targets
		11/8/2010	25% vests each year for 4 years
		2/11/2011 (1)	33% vests each year for 3 years
		2/11/2011 (2)	Vests on 3rd anniversary of award, if at all, according to
predetermined targets
  ____________________

(1)	Restricted Stock Awards.
(2)	Performance Share Units. For additional information on the vesting schedule and Company performance goals please see the Compensation Discussion and Analysis section, above.

  Option Exercises and Stock Vested

       The following table provides information for the NEOs regarding: (1) stock option exercises during 2011, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized before payment of applicable withholding tax and broker commissions. The value realized represents long-term gain over many years, which is not part of compensation awarded in 2011 as reported in the Summary Compensation Table above.

	Option Awards		Stock Awards

	Number of Shares	Value Realized on	Number of Shares	Value Realized
Name	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting (1)
Steven C. Cooper	—	—	33,846	$621,499
Derrek L. Gafford	—	—	14,769	$217,197
Kimberly A. Cannon			1,804	$23,055
James E. Defebaugh	—	—	14,769	$271,197
Wayne Larkin	—	—	18,172	$318,888
Noel S. Wheeler	—	—	17,872	$317,307
  ____________________

(1)	The dollar amount realized upon vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

  Pension Benefits

       The Company does not maintain a defined benefit pension plan or supplemental pension plan.

  Nonqualified Deferred Compensation

       The Company maintains a Nonqualified Deferred Compensation Plan that allows certain highly compensated employees, including the NEOs, to defer portions of their base salary and annual incentive bonus and thereby defer taxes. The following table provides additional information about the amounts deferred by our NEOs:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings (Loss)	Withdrawals/	Balance at Last
Name	Last FY (1)	Last FY (2)	in Last FY (3)	Distributions	FYE
Steven C. Cooper	—	—	—	—	—
Derrek L. Gafford	$18,000	$8,250	$(2,653)	—	$119,345
Kimberly A. Cannon	$120,231	$8,250	$(6,182)		$114,049
James E. Defebaugh	$15,000	$7,500	$(149)	—	$14,851
Wayne Larkin	$18,750	$8,250	$(1,745)	—	$87,673
Noel S. Wheeler	$156,462	$11,000	$(31,681)	—	$512,032
  ____________________

(1)	The amounts contributed to this plan by the Company’s NEOs are set forth in this table and are included in the amounts shown as “Salary” in the Summary Compensation Table, above.
(2)	These amounts were earned as a match to contributions made by the NEO to the Company Nonqualified Deferred Compensation plan in 2011, but paid in early 2012, and therefore not included in the column “Aggregate Balance at Last FYE.” These amounts are included in the amounts shown as "All Other Compensation" in the Summary Compensation Table, above.
(3)	There were no above-market earnings and no such amounts were reported in the Summary Compensation Table.

       Prior to 2011, participants in the Nonqualified Deferred Compensation Plan could annually elect to defer up to 50% of salary and up to 75% of their annual incentive bonus. The participants in the Nonqualified Deferred Compensation Plan may now annually elect to defer up to 75% of salary and up to 100% of their annual incentive bonus. Participants are always 100% vested in the elective deferral contributions to the plan. The amounts deferred into this plan and all earnings remain subject to the claims of the Company’s general creditors until distributed to the participant. Participants may receive their funds after the termination of their employment or during employment in the case of an unforeseen emergency, the disability of the participant, or a change in control. Beginning in 2011, participants also have the option to receive a distribution of deferred funds during employment if such a distribution was established prior to the deferral. Any Company matching contributions are discretionary. Whether a matching contribution will be made for a plan year and the amount of any such match will be determined each year by the Company. Prior to 2011, any matching contributions a participant receives in the plan for a plan year were subject to a vesting schedule over five years. Matching funds in 2011 and after will be immediately vested and may be at double the rate matched under the Company’s 401(k) plan. For 2011, the plan account balances were credited with earnings based on the performance of one or more of the following mutual funds pre-selected by the participant:

    American Funds EuroPacific Growth R4 (2011 rate of return: -13.61%)
    American Funds Growth Fund of America R4 Fund (2011 rate of return: -4.87%)
    Money Market R3 Fund (2011 rate of return: 0.00%)
    Perkins Mid Cap Value T Fund (2011 rate of return: -2.55%)
    PIMCO Total Return Instl Fund (2011 rate of return: 4.16%)
    Prudential Jennison Mid Cap Growth A Fund (2011 rate of return: 2.11%)
    Royce Pennsylvania Mutual Investment Fund (2011 rate of return: -4.17%)
    Vanguard 500 Index Signal Fund (2011 rate of return: 2.08%)
    Vanguard Intermediate-Term Bond Index Signal Fund (2011 rate of return: 10.73%)
    Vanguard Mid Cap Index Signal Fund (2011 rate of return: -1.99%)
    Vanguard Small Cap Index Signal Fund (2011 rate of return: -2.68%)
    Vanguard Total Intl Stock Index Signal Fund (2011 rate of return: -14.52%)
    Vanguard Windsor II Inv Fund (2011 rate of return: 2.70%)

       The deemed rates of return for these earnings options may be positive or negative and thus may result in gains or losses to a participant’s plan balance. No assets are required to actually be invested in such funds. The deemed investment options may be changed by the participant periodically throughout the year. For certain key employees, the distribution election must be made at least six months before the actual payment of the participant’s account balance.

  Potential Payments to Named Executive Officers upon Termination or Change in Control

       The Company has entered into employment agreements and change in control agreements with each of the NEOs pursuant to which each NEO may be entitled to payments upon termination of employment under the circumstances described below. The payments are subject to the fulfillment of certain conditions, including compliance with a non-competition agreement, which is also described below. The information below is a summary of certain material provisions of these agreements and does not attempt to describe all aspects of the agreements. The rights of the parties are governed by the actual agreements and are in no way modified by the abbreviated summary set forth in this proxy statement.

       Following the description of the agreements, there is a table showing the potential payments the NEOs could have received under these agreements, assuming their employment with the Company was terminated by the Company without cause or for good reason by the NEO on December 30, 2011.

            Employment Agreement for Steven C. Cooper

       Mr. Cooper’s employment agreement provides that if the Company terminates his employment without cause or if Mr. Cooper terminates his employment with good reason other than death or disability, then he will be entitled to the following:

    separation payments at a rate equal to his base salary at the time of termination for a period of 18 months;
    payment of Mr. Cooper’s then applicable short term incentive bonus, subject to performance conditions set by the Board and prorated for the portion of the bonus period Mr. Cooper is actually employed by the Company; and
    immediate accelerated vesting in all previously awarded but unvested stock options, restricted stock, performance share units (which vest after the applicable performance period and in an amount pro-rated for the portion of the performance period the NEO is employed plus any accelerated vesting period), and other equity awards, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement.

       The foregoing separation benefits are conditioned upon the execution by Mr. Cooper of a release of claims against the Company and continued compliance by Mr. Cooper with all covenants with the Company. Pursuant to his employment agreement, Mr. Cooper’s covenants with the Company include, without limitation, covenants requiring a duty of loyalty, non-disclosure of confidential information, assignment of inventions, and non-competition and non-solicitation. Mr. Cooper is also party to a non-competition agreement with the Company in the form described below.

       Mr. Cooper’s employment agreement also provides that if he is deemed to receive an “excess parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, (the “Code”) by reason of his vesting of the unvested equity awards (taking into account any other compensation paid or deemed paid to him), the amount of such payments or deemed payments shall be reduced or, alternatively, the provisions of the employment agreement shall not act to vest unvested equity incentive awards to Mr. Cooper, so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Board.

       Employment Agreements for Ms. Cannon, and Messrs.Defebaugh, Gafford, Larkin, and Wheeler

       Ms. Cannon and Messrs. Defebaugh, Gafford, Larkin, and Wheeler are parties to employment agreements which provide that if the Company terminates the NEO’s employment without cause, or if the NEO terminates their employment with good reason, and such termination is for other than death or disability, then the NEO will be entitled to the following:

    separation payments for twelve months from the termination date at a rate equal to the NEO's base salary at the time of termination; and
    immediate accelerated vesting in any previously awarded stock options, restricted stock, performance share units (which vest after the applicable performance period, and in an amount pro-rated for the portion of the performance period the NEO is employed plus any accelerated vesting period) and other equity awards as if the NEO had worked for the Company for twelve months after their termination date, provided that any options or other equity awards that are not exercised within the time periods for exercise set forth in the applicable plan, sub-plan or grant agreement, shall expire in accordance with the terms of such plan, sub-plan or grant agreement.

       As a condition precedent to being entitled to receive the benefits set forth above, the NEO must (1) sign and deliver and thereafter not revoke a release; (2) be and remain in full compliance with all provisions of the sections of the employment agreement relating to non-disclosure of confidential information and assignment of inventions; and (3) be and remain in full compliance with the non-competition agreement and any other covenants with the Company entered into by the executive. The employment agreement contains, among other things, covenants relating to assignment of inventions, non-disclosure of confidential information, non-disparagement and duty of loyalty. Each NEO is also party to a non-competition agreement with the Company in the form described below.

       In addition to the provisions described above, the employment agreement for each NEO also provides that, if at the time of termination of employment the executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Code, then any separation payments that would otherwise have been paid within the first six months after termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment and any remaining severance payments shall be made monthly after such six-month anniversary.

            Change in Control Agreements

       The Company has entered into change in control agreements with various executive officers, including each of the NEOs. Each change in control agreement by its terms expires each year on December 31, provided that beginning on January 1 of each subsequent year, the change in control agreements will automatically be extended for an additional year unless either party gives notice of termination not later than September 30 of the immediately preceding year. No such notices of termination were provided so the change in control agreements were in effect through December 31, 2011. If a change in control occurs during the term, the term will expire on the earlier of the third anniversary of the change in control or the date of the executive’s death (such period is referred to as the “Severance Period”). If the executive ceases to be employed prior to a change in control, the agreement will expire on the date of termination of employment. The change in control agreements are effective on the date executed, but do not become operative unless a change in control occurs.

       Change in control means that during the term of the agreements any of the following events occur:

    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33 1/3 % of the combined voting power of the then-outstanding voting stock of the Company;
    a majority of the Board ceases to be comprised of incumbent directors; or
    the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale, or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Business Transaction are owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such Business Transaction, in substantially the same proportions as their ownership before such Business Transaction.

       The Company will be required to pay the amounts described below if following the occurrence of a change in control (or within 90 days prior to the date of a change in control if at the request of a third party who has taken steps reasonably calculated to effect a change in control): (1) the Company terminates the executive’s employment during the Severance Period other than for cause, or as a result of the executive’s death or permanent disability, or (2) the executive terminates the executive’s employment for good reason during the Severance Period. Each of (1) and (2) is referred to in the change in control agreement as a “Triggering Termination.” As a condition precedent to receiving any payments and benefits under the change in control agreement, the executive must execute and not later revoke a waiver and release agreement and be in compliance with the restrictive covenants and terms of the change in control agreement. The material covenants of the executive in the change in control agreement include a duty of loyalty, non-disclosure, non-use and protection of confidential information, non-disparagement, non-competition and non-solicitation of employees and clients. The non-competition and non-solicitation provisions apply during the term of the change in control agreement and for a period of two years following the termination of employment.

       In the event of a Triggering Termination, subject to the terms of the agreement, the Company is required to pay to the executive an amount equal to two times (except in the case of Mr. Cooper, in which case it shall be three times) the sum of (a) the executive’s annual base salary rate in effect for the year in which the termination date occurs, plus (b) the executive’s incentive or target bonus (in an amount equal to the target bonus immediately prior to the change in control or, if such target shall not have been established or shall be reduced after a change in control, the highest aggregate incentive pay earned in any of the three fiscal years immediately preceding the year in which the change in control occurred). Such amounts shall be payable as follows: 50% shall be payable within five business days after the termination date and 50% shall be payable in equal monthly installments over the 24 months following the termination date, provided that the agreement provides that the timing of payments may be adjusted if necessary to comply with Section 409A of the Code. The Company will also either provide employee benefits to the executive comparable to the benefits that the executive was receiving or entitled to receive immediately prior to the termination date or will pay a lump sum payment in lieu of the continuation of such benefits, as described in the change in control agreement.

       In addition to the amounts described above, if there is a Triggering Termination, the Company will pay in cash to the executive a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated or awarded to the executive for any performance period ending prior to a Triggering Termination, plus (ii) the value of any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to the executive’s service during the performance period or periods that include the date on which the change in control occurred. Furthermore, if there is a Triggering Termination, all stock options, restricted stock, performance share units, and any other equity award shall become fully vested as of the date of termination.

       Notwithstanding any provision of the change in control agreement or any other agreement between the executive and the Company to the contrary, if any amount or benefit to be paid or provided under the change in control agreement or any other agreement would be a payment that creates an obligation for the executive to pay excise taxes under Section 280G of the Code (an “excess parachute payment”), then the payments and benefits to be paid or provided under the change in control agreement and any other agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided that the foregoing reduction will not be made if such reduction would result in the executive receiving an after-tax amount less than 90% of the after-tax amount of the severance payments the NEO would have received under the change in control agreement or under any other agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this provision, the executive will be entitled to designate the payments and/or benefits to be so reduced.

       In addition to the foregoing limitation, the change in control agreements provide that to the extent that the executive receives payments by reason of the executive's termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under the change in control agreement will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable under the change in control agreement, and under the Other Employment Agreements, is not less than the amounts payable or value receivable had such benefits been paid in full under the change in control agreement.

            Non-Competition Agreements

       Each of the NEOs has also entered into a non-competition agreement with the Company. Each non-competition agreement provides, among other things, that during the executive’s employment with the Company and for a period of two years following the termination of such employment for any reason, the executive shall not, directly or indirectly:

    employ or solicit for employment any Company employee who has been employed by the Company during the six months prior to the termination of the executive’s employment or urge any such person to discontinue employment with the Company; seek to employ any individual who has applied for and/or accepted placement in a job by the Company with a client, and about whom the executive obtained information or with whom the executive interacted on behalf of the Company;
    solicit any client of the Company for the purpose of providing temporary and/or permanent staffing services on behalf of a competing business;
    engage in any conduct intended to induce or urge any client to discontinue its business relationship with the Company; or
    do any business with any Company client in connection with the provision of temporary and/or permanent staffing services.

       The non-competition agreement also provides that during the executive’s employment with the Company and for a period of 12 months (18 months in the case of Mr. Cooper) following the termination of such employment, the executive shall not, directly or indirectly, in any location in which the Company conducts or plans to conduct business, work for or participate in a business similar to or that competes with the business of the Company. Within 15 days after the termination of the executive’s employment, the Company, in its sole discretion, may elect to extend the non-competition period from 12 months (18 months in the case of Mr. Cooper) to 24 months, provided that if the Company makes such election and either the Company terminated the executive’s employment without cause or the executive terminated employment with good reason, then, if the executive has complied with certain conditions precedent, the period during which the executive is entitled to receive separation payments pursuant to the executive’s employment agreement will automatically and without further action be extended from 12 months (18 months in the case of Mr. Cooper) to 24 months. The non-competition agreement also contains, among other things, provisions covering duty of loyalty and non-disclosure, non-use and other protection of confidential information.

            Stock Option, Restricted Stock, and Performance Share Unit Agreements

       The award agreements that govern the stock option, restricted stock, and performance share unit grants to the NEOs also provide that the stock options, restricted stock, and performance share units, as applicable, will become fully vested if after a change of control the NEO is terminated without cause or terminates employment for good reason. Performance share units vest in such an event at the target level, provided that the Compensation Committee shall have the discretion to determine that the performance goals shall be deemed to have been performed at the maximum level. For purposes of the stock option, restricted stock, and performance share unit agreements, change of control means the first day that any one or more of the following conditions shall have been satisfied:

    the sale, liquidation or other disposition of all or substantially all of the Company’s assets in one or a series of related transactions;
    an acquisition (other than directly from the Company) of any outstanding voting securities by any person, after which such person has beneficial ownership of 25% or more of the then outstanding voting securities of the Company, other than a Board approved transaction;
    during any 24-consecutive month period, the individuals who, at the beginning of such period, constitute the Board cease for any reason other than death to constitute at least a majority of the members of the Board, subject to certain exceptions; or
    a merger, consolidation or reorganization of the Company, as a result of which the shareholders of the Company immediately prior to such merger, consolidation or reorganization own directly or indirectly immediately following such merger, consolidation or reorganization less than 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation or reorganization.

            Potential Payout Upon an Involuntary Termination Without Cause or for Good Reason

       The table below quantifies the potential payouts to each of the NEOs. The table shows two alternative scenarios - termination before a change in control and termination after a change in control.

	Potential Payouts upon Involuntary Termination by Company				Potential Payouts upon Involuntary Termination by
	without Cause or by Executive for Good Reason after a				Company without Cause or by Executive for Good
	Change in Control (1)(2)				Reason before a Change in Control (3)
				Continuation
		Restricted Stock	Stock	of Health &		Restricted Stock &
	Cash	& Performance	Option	Welfare	Cash	Performance Share	Stock Option
Name	Payment	Share Vesting(4)	Vesting (5)	Benefits	Payment(6)	Vesting (4)(7)(8)	Vesting (5)(7)
Steven C. Cooper (9)	$2,640,000	$2,168,359	$634,618	$60,593	$1,320,000	$2,168,359	$634,618
Derrek L. Gafford (9)	$840,000	$747,986	$184,618	$40,395	$480,000	$518,766	$184,618
Kimberly A. Cannon (9)	$840,000	$402,507	n/a	$40,395	$480,000	$187,654	n/a
James E. Defebaugh (9)	$840,000	$747,986	$184,618	$40,395	$480,000	$518,766	$184,618
Wayne Larkin (9)	$840,000	$778,134	$184,618	$40,395	$462,000	$548,914	$184,618
Noel Wheeler (9)	$840,000	$791,056	$184,618	$40,395	$465,000	$561,836	$184,618
  ____________________

(1)	Assumes that (a) the change in control agreement was effective as of December 30, 2011, (b) a change in control occurred on or before such date and (c) the NEO was terminated by the Company without cause on such date or the NEO terminated NEO's employment for good reason on such date.
(2)	As explained above, the definition of a change of control for purposes of the stock option and restricted stock agreements differs slightly from the definition of change in control in the change in control and performance share agreements. In the event an NEO was terminated on December 30, 2011, by the Company without cause, or the NEO terminated NEO's employment for good reason on such date following a change of control under the stock option and restricted stock agreements that did not constitute a change in control for purposes of the change in control agreement, the NEO would have been entitled to the restricted stock vesting and stock option vesting but not the cash payment, performance share vesting, or continuation of health and welfare benefits shown in the table.
(3)	Assumes that (a) the employment agreement was effective as of December 30, 2011, (b) no change in control occurred on or before such date, and (c) the NEO was terminated by the Company without cause on such date or the NEO terminated NEO's employment for good reason on such date.
(4)	The amounts shown for each NEO are calculated by multiplying the number of unvested restricted stock awards and unvested performance share awards at maximum for such NEO with respect to which the vesting would accelerate as a result of termination under the circumstances noted by the closing price of a share of common stock on December 30, 2011, which was $13.88. Unvested restricted stock and performance share units are set forth in the Outstanding Equity Awards at Fiscal Year-End table.
(5)	The amounts shown for each NEO are calculated by multiplying the number of in-the-money options with respect to which the vesting would accelerate as a result of termination under the circumstances noted by the difference between the exercise price and the closing price of a share of common stock on December 30, 2011, which was $13.88. The number of shares subject to unvested stock options and exercise prices thereof are shown above in the Outstanding Equity Awards at Fiscal Year-End table.
(6)	These amounts include the amount earned under the 2011 short-term incentive plan, which according to the terms of the short-term incentive plan was payable upon the NEO's termination of employment under the conditions noted in footnote (3) above.
(7)	Mr. Cooper's employment agreement provides for the accelerated vesting of all equity awards upon termination of employment under the conditions noted in footnote (3) above. Under the employment agreements for the NEOs (other than Mr. Cooper), however, vesting is only accelerated for those equity awards which would have vested in the 12 month period following a termination of employment under the conditions noted in footnote (3) above.
(8)	The performance share unit grant agreements provide that, upon termination of employment under the conditions noted in footnote (3) above, a pro-rata portion of the performance shares vest and are paid out at the end of the performance period based on actual performance. The executives also receive the additional vesting noted in footnote (7) above in addition to the pro-rata vesting. For the amounts shown, we have assumed maximum performance over the performance period.
(9)	As discussed above, the amounts actually payable to the NEOs pursuant to the change in control agreement (and the amounts actually payable to Mr. Cooper pursuant to his employment agreement) are subject to reduction if any amount or benefit to be paid under such agreement or any other agreement would be a payment that creates an obligation for the NEO to pay excise taxes under Section 280G of the Code. For purposes of Section 280G, the value of the acceleration of stock options, performance shares, and restricted stock is based on a time-based formula and is different than the method described in footnotes (4) and (5) above.

  Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
			equity compensation
	Number of securities to	Weighted-average	plans (excluding
	be issued upon exercise	exercise price of	securities reflected in the
Plan category	of outstanding options	outstanding options	first column)
Equity compensation plans
approved by security holders (1)	1,110,000	$15.65	1,633,000
Employee stock purchase plans
approved by security holders (2)	—	—	870,000
	1,110,000	$15.65	2,503,000
  ____________________

(1)	Equity compensation plans approved by security holders include the following:
1996 TrueBlue, Inc. Employee Stock Option and Incentive Plan. This plan applies to directors, officers, and employees of the Company and permits the granting of non-qualified and incentive stock options, restricted shares, stock appreciation rights and other stock based awards. Outstanding stock options as of the fiscal year end are listed in the table above. No further awards were made pursuant to this plan upon shareholder approval of the 2005 Long-Term Equity Incentive Plan.
TrueBlue, Inc. 2005 Long-Term Equity Incentive Plan. This plan applies to directors, officers, employees, and consultants of the Company and permits the granting of nonqualified and incentive stock options, restricted stock, performance share units, restricted stock units and stock appreciation rights. The total number of shares authorized under this plan is 6,000,000 shares. As of December 30, 2011 there were 1,633,000 shares available for future issuance under this plan. There were 1,266,000 restricted shares and performance share units outstanding as of December 30, 2011. Outstanding stock options as of the fiscal year end are listed in the table above. All future stock compensation awards will be awarded from this plan.
(2)	Employee stock purchase plans approved by security holders include the following:
2010 TrueBlue Employee Stock Purchase Plan. This plan provides an opportunity for regular employees who have met certain service qualifications to purchase shares of our common stock through payroll deductions of up to 10% of eligible after-tax compensation. These deductions are used to purchase shares of our common stock at 85% of the fair market value of our common stock as of either the first day or last day of each month, whichever is less. As of December 30, 2011, there were 870,000 shares available for future issuance under this plan. On May 12, 2010, shareholders approved the Company’s 2010 Employee Stock Purchase Plan. No further awards were made pursuant to the 1996 Employee Stock Purchase Plan after the shareholder approval of the 2010 Employee Stock Purchase Plan.

  PROPOSAL 3. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
  ACCOUNTING FIRM

       The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 28, 2012. Representatives of Deloitte & Touche LLP will be present at the annual meeting to make a statement, if they desire to do so, and respond to appropriate questions by shareholders. The ratification of the Board’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2012, will be approved if the number of votes cast in favor of the ratification exceeds the numbers of votes cast against ratification. Proxies will be voted “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2011 unless other instructions are indicated on your proxy. In the event shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment. The Audit Committee reserves the right to change its independent registered public accounting firm without seeking shareholder approval if it determines that such change is in the best interests of the Company. Please see the sections below labeled, “Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm," and “Fees Paid to Independent Registered Public Accountant for Fiscal Years 2010 and 2011” for more information on the Company’s relationship with Deloitte & Touche LLP.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
  “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP
  AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

  Fees Paid to Independent Registered Public Accountant for Fiscal Years 2010 and 2011

       Deloitte & Touche LLP (“Deloitte”) was the independent registered public accounting firm which audited the Company’s consolidated financial statements for the fiscal years ending December 31, 2010, and December 30, 2011. Services provided to the Company and its subsidiaries by Deloitte in fiscal 2010 and 2011, are described in the following table:

	2011	2010
Audit fees: (1)	$1,026,826	$800,378
Audit-related fees: (2)	–	$309,644
Tax fees: (3)	–	$2,364
All other fees: (4)	$181,498	$8,470
  ____________________

(1)	Audit fees for the 2010 and 2011 fiscal years were for services rendered for the audits of the consolidated financial statements included in the Company’s Annual Reports on Form 10-K, quarterly reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, reviews of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act and other Securities and Exchange Commission filings including consents, comfort letters, and other assistance required to complete the year-end audit of the consolidated financial statements.
(2)	All audit-related fees for the 2010 fiscal year were for due diligence related to mergers and acquisitions activity.
(3)	Tax fees include consultation on tax compliance, tax advice, and tax planning.
(4)	All other fees for the 2010 and 2011 fiscal years include subscriptions to accounting research services and other projects.

       The services described above were approved by the Audit Committee pursuant to the policy described below; the Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) under Regulation S-X.

  Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

       The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement of the independent accountants with respect to such services. The Company’s independent accountants may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations, and that the accountants’ independence will not be materially impaired as a result of having provided such services. In making this determination, the Audit Committee shall take into consideration whether a reasonable investor, knowing all relevant facts and circumstances would conclude that the accountants’ exercise of objective and impartial judgment on all issues encompassed within the accountants’ engagement would be materially impaired. The Audit Committee may delegate its approval authority to pre-approve services provided by the independent accountants to one or more of the members of the Audit Committee, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of March 16, 2012, for (i) each person known to the Company to own beneficially 5% or more of our common stock; (ii) each director of the Company; (iii) each individual identified as an NEO of the Company pursuant to Item 402 of Regulation S-K; and (iv) all NEOs and directors of the Company as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power. As of March 16, 2012, the Company had no other classes of outstanding equity securities.

		Amount and Nature of
		Beneficial Ownership
		(Number of Shares)	Percent of
Name & Address of Beneficial Owner**	Title of Class	(1)	Class
Steven C. Cooper (2)	Common Stock	334,115	*
Joseph P. Sambataro (3)	Common Stock	185,092	*
Wayne W. Larkin (4)	Common Stock	166,274	*
Noel S. Wheeler (5)	Common Stock	142,245	*
James E. Defebaugh (6)	Common Stock	135,128	*
Derrek L. Gafford (7)	Common Stock	125,159	*
William W. Steele (8)	Common Stock	110,889	*
Thomas E. McChesney (9)	Common Stock	53,068	*
Gates McKibbin (10)	Common Stock	42,578	*
Craig E. Tall	Common Stock	41,227	*
Kimberly A. Cannon	Common Stock	30,190	*
Jeffrey B. Sakaguchi	Common Stock	15,792	*
Bonnie W. Soodik	Common Stock	12,754	*
All NEOs and directors as a group (13
individuals)	Common Stock	1,734,724	4%
Royce & Associates, LLC (11)	Common Stock	4,267,281	11%
BlackRock, Inc. (12)	Common Stock	3,100,315	8%
Lord, Abbett & Co, LLC (13)	Common Stock	2,929,285	7%
Alliance Bernstein, LP (14)	Common Stock	2,651,414	7%
The Vanguard Group, Inc. (15)	Common Stock	2,255,836	6%
Tocqueville Asset (16)	Common Stock	2,118,000	5%
  ____________________

(1)	Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) of the Exchange Act, and includes: (i) shares held outright, shares held under the Company’s employee stock purchase plan, and restricted shares; (ii) share units held under the Company’s 401(k) plan; and, (iii) shares issuable upon exercise of options, warrants, and other securities convertible into or exchangeable for shares, which were exercisable on or within 60 days after March 16, 2012.
(2)	Includes 142,306 shares held outright, 6,227 shares held under the 401(k) plan and options for 185,582 shares.
(3)	Includes 117,263 shares held outright, and options for 67,829 shares.
(4)	Includes 57,863 shares held outright, 425 shares held under the 401(k) plan, and options for 107,986 shares.
(5)	Includes 63,781 shares held outright, and options for 78,464 shares.
(6)	Includes 41,919 shares held outright, 3,801 shares held under the 401(k) plan, and options for 89,408 shares.
(7)	Includes 41,567 shares held outright, 5,128 shares held under the 401(k) plan, and options for 78,464 shares.
(8)	Includes 103,389 shares held outright, and options for 7,500 shares.
(9)	Includes 36,568 shares held outright, 9,000 shares held indirectly in IRAs, and options for 7,500 shares.
(10)	Includes 24,565 shares held outright, and options for 18,013 shares.
(11)	Information provided is based solely on a Schedule 13G dated January 23, 2012, filed on behalf of Royce & Associates, LLC and its subsidiaries. Royce & Associates, LLC has sole voting and sole dispositive power of 4,267,281 shares. The business address of Royce & Associates, LLC is 745 Fifth Avenue, New York, New York, 10151.

(12)	Information provided is based solely on a Schedule 13G dated February 10, 2012, filed on behalf of BlackRock, Inc. BlackRock, Inc. has sole voting and sole dispositive power of 3,100,315 shares. The business address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.
(13)	Information provided is based solely on a Schedule 13G dated February 14, 2012, filed on behalf of Lord, Abbett & Co., LLC. Lord, Abbett & Co., LLC has sole voting power and sole dispositive power of 2,929,285 shares. The business address of Lord, Abbett & Co., LLC is 90 Hudson Street, New Jersey, New Jersey, 07302.
(14)	Information provided is based solely on a Schedule 13G dated February 14, 2012, filed on behalf of Alliance Bernstein, LP. Alliance Bernstein, LP has sole voting power and sole dispositive power of 2,651,414 shares. The business address of Alliance Bernstein, LP is 1345 Avenue of the Americas, New York, New York 10105.
(15)	Information provided is based solely on a Schedule 13G dated February 9, 2012, filed on behalf of The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting and sole dispositive power of 2,255,836 shares. The business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355.
(16)	Information provided is based solely on a Schedule 13G dated January 30, 2012, filed on behalf of Tocqueville Asset Management, LP. Tocqueville Asset Management, LP has sole voting and sole dispositive power of 2,118,000 shares. The business address of Tocqueville Asset Management, LP is 40 West 57th Street, 19th Floor, New York, New York 10019.

*	Less than 1%.
**	The address of the NEOs and directors is c/o TrueBlue, Inc., 1015 A Street, Tacoma, Washington 98402.

  OTHER BUSINESS

       We do not intend to bring any other business before the Meeting, and, so far as we know, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the recommendation of the Board of Directors.

  FORM 10-K REPORT AVAILABLE

       A copy of the Company’s annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders upon request to Chief Financial Officer, TrueBlue, Inc., 1015 A Street, Tacoma, Washington 98402; telephone: (253) 383-9101.

TRUEBLUE, INC.
By Order of the Board of Directors

James E. Defebaugh
Secretary

/s/ James E. Defebaugh

Tacoma, Washington
March 30, 2012

TrueBlue, Inc. C/O Computershare 350 Indiana Street Suite750 Golden, CO 80401
VOTE BY INTERNET - www.proxyvote.com
  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time Tuesday, May 8, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time Tuesday, May 8, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For	Against	Abstain

1a.	Steven C. Cooper	☐	☐	☐

1b.	Thomas E. McChesney	☐	☐	☐

1c.	Gates McKibbin	☐	☐	☐

1d.	Jeffrey B. Sakaguchi	☐	☐	☐

1e.	Joseph P. Sambataro, Jr	☐	☐	☐

1f.	Bonnie W. Soodik	☐	☐	☐

1g.	William W. Steele	☐	☐	☐

1h.	Craig E. Tall	☐	☐	☐

The Board of Directors recommends you vote FOR proposals:		For	Against	Abstain

2.	Advisory vote approving executive compensation.	☐	☐	☐

  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		For	Against	Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 28, 2012.	☐	☐	☐

4.	As may be recommended by the Board of Directors, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

  TRUEBLUE, INC.

  For Annual Meeting of the Shareholders

  This Proxy is Solicited on Behalf of the Board of Directors

  The undersigned hereby appoints Joseph P. Sambataro, Jr. and James E. Defebaugh (collectively, the "Proxies"), and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the annual meeting of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Wednesday, May 9, 2012, at 1015 A Street, Tacoma, Washington, and at any adjournment thereof.

  This proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified herein, the Proxies, in their discretion, are further authorized to vote:

  FOR PROPOSAL 1 (the election of directors nominated by the Board of Directors);
  FOR PROPOSAL 2 (advisory vote approving executive compensation);
FOR PROPOSAL 3 (ratification of selection of independent registered public accounting firm); and

  with respect to any other business that may properly come before the meeting, as recommended by the Board of Directors.

  Continued and to be signed on reverse side